Exhibit 2.1
PURCHASE AND SALE AGREEMENT
BY AND AMONG
NAVIGANT CONSULTING, INC.
CHICAGO PARTNERS, L.L.C.,
AND
THE MEMBERS LISTED ON THE SIGNATURE PAGES HERETO
Dated as of April 18, 2008

ARTICLE I
DEFINITIONS		1
1.1	Definitions	1
1.2	Interpretation	8

ARTICLE II
SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES		9
2.1	Sale and Purchase	9
2.2	Payment of Purchase Price	11
2.3	Closing Statement	12
2.4	Escrow	13
2.5	Contingent Payments	13
2.6	Consents and Approval; Failure to Obtain Third Party Consents; In-Process Engagements	14
2.7	Allocation of Purchase Price	16

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS		16
3.1	Due Formation	16
3.2	Due Authorization	16
3.3	Consents and Approvals; Authority Relative to this Agreement	17
3.4	Financial Statements; Undisclosed Liabilities	18
3.5	No Adverse Effects or Changes	18
3.6	Title to and Sufficiency of Assets	19
3.7	Condition of Assets	19
3.8	Real Property	19
3.9	Equipment	20

i

3.10	Intellectual Property	20
3.11	Contracts	21
3.12	Permits	22
3.13	Insurance	22
3.14	Employee Benefit Plans and Employment Agreements	22
3.15	Employment and Labor Matters	23
3.16	Taxes	23
3.17	No Defaults or Violations	24
3.18	Litigation	25
3.19	Brokers	25
3.20	Significant Clients	25
3.21	Company Securities Law Matters	25
3.22	Accounts Receivable; Work in Process	26
3.23	Authority of Members	26
3.24	Member Securities Law Matters	27

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER		28
4.1	Due Incorporation	28
4.2	Due Authorization	28
4.3	Consents and Approvals; Authority Relative to this Agreement	28
4.4	Litigation	29
4.5	Financing	29
4.6	SEC Filings, Financial Statements	29
4.7	Capital Stock of Purchaser	30
4.8	Absence of Changes	30

4.9	Brokers	30

ARTICLE V
COVENANTS		30
5.1	Implementing Agreement	30
5.2	Access to Information and Facilities	31
5.3	Preservation of Business	31
5.4	Preservation of Books and Records; Access	32
5.5	Employees; Employee Benefit Plans	33
5.6	Covenant Not to Compete or Solicit Business	35
5.7	Change in Company Name	36
5.8	Additional Transfer Restrictions	36
5.9	Restrictions on Ownership	38
5.10	Assignment or Enforcement of Certain Agreements	38
5.11	Acquisition Proposals	38
5.12	Current Public Information	38
5.13	Distribution of Purchase Price	38
5.14	Taxes	39
5.15	Collection of Company Receivables	40
5.16	Purchase Accounting	41
5.17	Procurement of Missing Engagement Letters	41
5.18	Professional Liability Insurance	41

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		41
6.1	Warranties of the Company and the Members as of Both Present Date and Closing Date	42

6.2	Compliance by the Company and the Members with its Agreements and Covenants	42
6.3	Certificate of Compliance by the Company and the Members	42
6.4	Consents and Approvals	42
6.5	Hart-Scott-Rodino	42
6.6	Actions or Proceedings	42
6.7	Escrow Agreement	42
6.8	Material Adverse Effect	42
6.9	Employment Agreements	42
6.10	Confidential Information Agreements	42

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE MEMBERS		43
7.1	Warranties of Purchaser as of Both Present Date and Closing Date	43
7.2	Compliance by Purchaser with its Agreements and Covenants	43
7.3	Certificate of Compliance by Purchaser	43
7.4	Consents and Approvals	43
7.5	Hart-Scott-Rodino	43
7.6	Actions or Proceedings	43
7.7	Escrow Agreement	43
7.8	Purchaser Material Adverse Effect	43

ARTICLE VIII
CLOSING		44
8.1	Closing	44
8.2	Deliveries by the Company and the Members	44
8.3	Deliveries by Purchaser	44

ARTICLE IX
TERMINATION		45
9.1	Termination	45
9.2	Effect of Termination	46

ARTICLE X
INDEMNIFICATION		46
10.1	Survival	46
10.2	Post-Closing Indemnification of Purchaser	46
10.3	Post-Termination Indemnification of Purchaser	47
10.4	Indemnification of the Company	48
10.5	Limitations on Liability	48
10.6	Claims	50
10.7	Notice of Third Party Claims; Assumption of Defense	50
10.8	Settlement or Compromise	51
10.9	Net Losses and Subrogation	51
10.10	Purchase Price Adjustments	51

ARTICLE XI
MISCELLANEOUS		52
11.1	Expenses	52
11.2	Amendment	52
11.3	Notices	52
11.4	Payments; Interest	53
11.5	Waivers	53
11.6	Assignment	53
11.7	No Third Party Beneficiaries	54

v

11.8	Publicity	54
11.9	Further Assurances	54
11.10	Severability	54
11.11	Entire Understanding	54
11.12	Applicable Law	55
11.13	Exclusive Jurisdiction of Disputes; Waiver of Jury Trial	55
11.14	Fair Construction; Representation of Counsel	55
11.15	Schedules	55
11.16	Disclaimer of Warranties	56
11.17	Bulk Transfer Laws	57
11.18	Counterparts and Facsimile/Electronic Signatures	57
11.19	Confidential Nature of Information	57
11.20	Seller Representative	57
11.21	Dispute Resolution	58

EXHIBITS

Exhibit A	Form of Adjustment Escrow Agreement
Exhibit B	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Form of Confidential Information Agreement
Exhibit D	Form of Employment Agreement

SCHEDULES

Schedule 1.1A	Notes and Other Payables
Schedule 1.1B	Persons executing Employment Agreements and Confidential Information Agreements
Schedule 1.1C	Financial Statements
Schedule 1.1D	Related Agreements
Schedule 2.1(a)(v)	Specified Excluded Matters
Schedule 2.1(b)	Certain Excluded Assets
Schedule 2.1(d)	Certain Excluded Liabilities
Schedule 2.3	Closing Statement Accounting Principles
Schedule 2.5	Contingent Payments
Schedule 2.5(b)	Tracking and Allocation of Revenue
Schedule 2.5(d)	Contingent Payment Statement Procedures
Schedule 2.6(d)	Possible Excluded Matters
Schedule 2.7	Allocation Schedule
Schedule 3.1	Due Formation
Schedule 3.3	Company Consents and Approvals; Company Authority Relative to this Agreement
Schedule 3.4	Financial Statements; Undisclosed Liabilities
Schedule 3.5	No Adverse Effects or Changes
Schedule 3.6	Title to and Sufficiency of Assets
Schedule 3.7	Condition of Assets
Schedule 3.8	Real Property
Schedule 3.9	Equipment
Schedule 3.10	Intellectual Property
Schedule 3.11	Contracts
Schedule 3.12	Permits
Schedule 3.13	Insurance
Schedule 3.14	Employee Benefit Plans and Employment Agreements
Schedule 3.15	Employment and Labor Matters
Schedule 3.16	Taxes
Schedule 3.17	No Defaults or Violations
Schedule 3.18	Litigation
Schedule 3.20	Significant Clients
Schedule 3.23	Member Consents and Approvals; Member Authority Relative to this Agreement
Schedule 4.3	Purchaser Consents and Approvals; Authority Relative to this Agreement
Schedule 5.3	Preservation of Business

Schedule 5.5(A)	Employees
Schedule 5.17	Relevant Clients
Schedule 10.5(a)	Basket Amount
Schedule 10.5(b)	Indemnification Percentages

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT is made as of the 18th day of April, 2008, by and among Chicago Partners, L.L.C., an Illinois limited liability company (the “Company”), Navigant Consulting, Inc., a Delaware corporation (“Purchaser”), and each of the Members of the Company listed on the signature pages hereto (the “Members”). Certain capitalized terms used herein are defined in Article I.
WITNESSETH:
     WHEREAS, on the terms and subject to the conditions of this Agreement, (a) the Company desires to sell to Purchaser, and Purchaser desires to purchase from the Company, all of the right, title and interest of the Company in and to the Acquired Assets (as defined below), and (b) the Company desires to assign to Purchaser, and Purchaser desires to assume from the Company, the Assumed Liabilities (as defined below).
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the Company, the Members and Purchaser agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:
     “Accounting Firm” shall have the meaning set forth in Section 2.3(b).
     “Accounts Payable” shall mean all accounts payable and trade payables of the Company and the notes payable and other payables of the Company listed on Schedule 1.1A, including Amounts Due to Partners and Principals as shown on the Closing Statement (it being understood that such amounts will be included on the Closing Statement only to the extent such amounts relate to Company Receivables included in the Acquired Assets and incurred in the ordinary course in accordance with past practice and the Company’s policies), other than (a) fees or expenses payable to Robert W. Baird & Co. Incorporated or other fees or expenses payable as a result of the transactions contemplated by this Agreement or (b) except as expressly included above, any payables to any employee, former employee, Affiliate or member of the Company.
     “Accounts Receivable” shall mean all accounts receivable, trade receivables, notes receivable and other receivables of the Company, other than any receivables from any employee, former employee, Affiliate or member of the Company.
     “Acquired Assets” shall have the meaning set forth in Section 2.1(a).
     “Additional Periods” shall have the meaning set forth in Section 2.5.
     “Adjusted Gross Base Margin Target” shall have the meaning set forth in Schedule 2.5.

     “Adjustment Escrow Agreement” shall mean an escrow agreement among the Company, Purchaser and the Escrow Agent to be executed and delivered at the Closing and in the form attached as Exhibit A.
     “Adjustment Escrow Fund” shall have the meaning set forth in Section 2.2(b).
     “Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term “control” as used in the preceding sentence shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.
     “Aggregate Gross Margin” shall have the meaning set forth in Schedule 2.5.
     “Agreement” shall mean this Purchase and Sale Agreement, including all Exhibits and Schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.
     “Allocation Schedule” shall have the meaning set forth in Section 2.7.
     “Antitrust Division” shall have the meaning set forth in Section 3.3(c).
     “Assumed Liabilities” shall have the meaning set forth in Section 2.1(c).
     “Base Target Amount” shall have the meaning set forth in Section 2.5.
     “Basket Amount” shall have the meaning set forth in Section 10.5(a).
     “Benefit Plans” shall have the meaning set forth in Section 3.14(b).
     “Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement, in the form attached hereto as Exhibit B, to be executed at Closing by the Company and Purchaser.
     “Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Chicago, Illinois generally are closed for business.
     “Cap Amount” shall have the meaning set forth in Section 10.5(b).
     “Closing” shall mean the consummation of the transactions contemplated herein in accordance with Article VIII.
     “Closing Date” shall mean the date on which the Closing occurs.
     “Closing Statement” shall have the meaning set forth in Section 2.3(a).
     “Closing Working Capital” shall have the meaning set forth in Section 2.3(a).
     “COBRA Beneficiary” shall have the meaning set forth in Section 5.5(h).

     “Code” shall mean the United States Internal Revenue Code of 1986, as amended.
     “Company” shall have the meaning set forth in the first paragraph of this Agreement.
     “Company Receivables” shall have the meaning set forth in Section 5.15(a).
     “Company’s Knowledge,” or any similar expression with regard to the knowledge or awareness of or receipt of notice by the Company, shall mean the actual, direct and personal knowledge of any of John Garvey, Mark Zmijewski, Gene Deetz, Kristine Mackey or Ann Hughes.
     “Confidential Information Agreements” shall mean the Agreements regarding Confidential Information, Intellectual Property and Non-Solicitation Agreements, each in the form attached hereto as Exhibit C, executed and delivered on the date hereof by Purchaser and each employee of the Company listed on Schedule 1.1B.
     “Contingent Payment Shares” shall have the meaning set forth in Schedule 2.5.
     “Contingent Payment Statement” shall have the meaning set forth in Schedule 2.5.
     “Contingent Payments” shall have the meaning set forth in Section 2.5.
     “Continuing Employees” shall have the meaning set forth in Section 5.5(a).
     “Contract” shall mean any contract, engagement letter, agreement, arrangement, lease, sales order, purchase order or promissory note.
     “Covenant Expiration Date” shall have the meaning set forth in Section 5.6(a).
     “Deferred Payment Date” shall have the meaning set forth in Section 2.2(d).
     “Deferred Payments” shall have the meaning set forth in Section 2.2(d).
     “Deferred Payment Shares” shall have the meaning set forth in Section 2.2(d).
     “Deposits” shall have the meaning set forth in Section 2.1(a)(viii).
     “Dispute” shall have the meaning set forth in Section 11.21(a).
     “Dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.
     “Employment Agreements” shall mean the Employment Agreements, each in the form attached hereto as Exhibit D, executed on the date hereof by Purchaser and each employee of the Company listed on Schedule 1.1B.
     “Enforceability Limitations” shall mean (i) laws governing bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’

rights generally, (ii) equitable limitations on the availability of specific remedies, and (iii) limitations on enforcement as a result of other principles of equity.
     “Equipment” shall have the meaning set forth in Section 2.1(a)(i).
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” shall mean JPMorgan Chase Bank or such other U.S. commercial bank as Purchaser and the Company may agree upon, and any Person who becomes successor thereto in accordance with the provisions of the Adjustment Escrow Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Assets” shall have the meaning set forth in Section 2.1(b).
     “Excluded Liabilities” shall have the meaning set forth in Section 2.1(d).
     “Excluded Representations” shall have the meaning set forth in Section 10.1.
     “Financial Statements” shall mean all of the following:
     (a) the audited financial statements of the Company as of December 31, 2006 (including any notes thereto), which are included in Schedule 1.1C, consisting of the balance sheet at such date and the related statements of operations, changes in members’ equity and cash flows for the fiscal year then ended; and
     (b) the audited financial statements of the Company as of December 31, 2007 (including any notes thereto), which are included in Schedule 1.1C, consisting of the balance sheet at such date and the related statement of operations, changes in members’ equity and cash flows for the fiscal year then ended.
     “First Additional Period” shall have the meaning set forth in Section 2.5.
     “Fourth Additional Period” shall have the meaning set forth in Section 2.5.
     “FTC” shall have the meaning set forth in Section 3.3(c).
     “GAAP” shall mean United States generally accepted accounting principles at the time in effect.
     “Governmental Authority” shall mean the government of the United States or any state, county or municipality thereof or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any quasi-governmental entity established to perform such functions.
     “Gross Margin Target” shall have the meaning set forth in Schedule 2.5.

     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “In-Process Engagements” shall mean active client engagements of the Company that will not be completed until after the Closing.
     “Indemnification Percentage” shall have the meaning set forth in Section 10.5(b).
     “Indemnification Period” shall have the meaning set forth in Section 10.1.
     “Indemnified Person” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article X.
     “Indemnified Amount” shall have the meaning set forth in Section 10.5(b).
     “Indemnifying Person” shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article X.
     “Intellectual Property” shall mean (i) patents and patent applications; (ii) trademarks, service marks, trade names, designs, logos, whether registered or unregistered, and pending registrations and applications to register the foregoing; (iii) copyrights, whether registered or unregistered, and pending applications to register the same; and (iv) Internet sites, Internet domain names, URLs and addresses and (v) confidential or proprietary ideas, trade secrets, know-how, proprietary developments, financial and statistical models, processes, databases, publications, customer lists or other proprietary information.
     “IRS” shall mean the United States Internal Revenue Service.
     “Latest Balance Sheet” shall mean the audited balance sheet of the Company as of December 31, 2007, which is included in the Financial Statements.
     “Law” shall mean any law, statute, regulation, ordinance, rule, order, judgment, decree or governmental requirement enacted, promulgated or imposed by any Governmental Authority.
     “Leased Real Property” shall have the meaning set forth in Section 3.8.
     “Lien” shall mean any lien (except for any lien for Taxes not yet due and payable), mortgage, pledge, security interest or encumbrance of any kind.
     “Loss” or “Losses” shall mean any and all losses, liabilities, costs, claims, damages fines, penalties, charges and expenses, including any costs or expenses incident to any matter indemnified against hereunder, including the reasonable fees and disbursement of legal counsel, expert witnesses and other professionals.
     “Material Adverse Effect” shall mean an effect on the Practice or the operations or financial condition of the Company that is material and adverse, excluding any effect to the extent resulting from (i) changes in general economic, legal, regulatory or political conditions that do not have a disproportionate effect on the Acquired Assets, the Practice or the business, operations or financial condition of the Company, (ii) matters that are general industry-wide developments that do not have a disproportionate effect on the Acquired Assets, the Practice or the business, operations or financial condition of the Company, (iii) the announcement of either the execution and delivery of this Agreement, the Related Agreements or the transactions contemplated hereby, (iv) actions explicitly required to be taken or omitted to be taken pursuant to this Agreement or the Related Agreements, (v) affirmative actions taken by Purchaser or its Affiliates; (vi) changes in GAAP; or (vii) changes (or proposed changes) in any Law.
     “Members” has the meaning set forth in the first paragraph of this Agreement.
     “Minimum Working Capital” shall mean $8,100,000.
     “Net Amount of Company Receivables” shall have the meaning set forth in Section 5.15(c).
     “Permit” shall mean any permit, license, approval or other authorization required or granted by any Governmental Authority.
     “Permitted Liens” shall mean (i) Liens for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings; (ii) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’ or similar Liens arising in the ordinary course of business with respect to obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings; (iii) Liens encumbering the landlord’s interest in Leased Real Property; (iv) minor Liens which do not adversely affect title to, or materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company; and (v) those Liens set forth in Schedule 3.6 and designated as “Permitted Liens.”
     “Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.
     “Possible Excluded Matter” shall have the meaning set forth in Section 2.6(d).
     “Practice” shall mean the economic and financial and litigation and dispute resolution consulting business conducted by the Company.
     “Purchase Price” shall have the meaning set forth in Section 2.2.
     “Purchaser” has the meaning set forth in the first paragraph of this Agreement.
     “Purchaser Material Adverse Effect” shall mean an effect on the business, operations or financial condition of the Purchaser and its subsidiaries, taken as a whole, that is material and adverse, excluding any effect to the extent resulting from (i) changes in general economic, legal, regulatory or political conditions that do not have a disproportionate effect on the assets or the business, operations or financial condition of the Purchaser and its subsidiaries, (ii) matters that are general industry-wide developments that do not have a disproportionate effect on the assets or the business, operations or financial condition of the Purchaser and its subsidiaries, (iii) the announcement of either the execution and delivery of this Agreement, the Related Agreements or the transactions contemplated hereby, (iv) actions explicitly required to be taken or omitted to be taken pursuant to this Agreement or the Related Agreements, (v) affirmative actions taken by the Purchaser or its Affiliates; (vi) changes in GAAP; or (vii) changes (or proposed changes) in any Law.
     “Purchaser SEC Documents” shall have the meaning set forth in Section 4.6(a).
     “Real Property Leases” shall have the meaning set forth in Section 3.8.
     “Reference Rate” shall mean the rate of interest from time to time announced by Harris Bank at its principal office as its reference rate.
     “Regulation M” shall have the meaning set forth in Section 5.8(e).
     “Related Agreement” shall mean the Bill of Sale and Assignment and Assumption Agreement, the Adjustment Escrow Agreement and any Contract that is or is to be entered into at the Closing or otherwise pursuant to this Agreement and is set forth in Schedule 1.1D; provided that the Employment Agreements and the Confidential Information Agreements shall not constitute Related Agreements for purposes of Article X or Section 11.20. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.
     “Relevant Clients” shall have the meaning set forth in Section 5.17.
     “Second Additional Period” shall have the meaning set forth in Section 2.5.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller Representative” shall have the meaning set forth in Section 11.20.
     “Shares” shall mean, collectively, the Deferred Payment Shares and any Contingent Payment Shares.
     “Software” shall have the meaning set forth in Section 3.10(f).
     “Specified Excluded Matter” shall have the meaning set forth in Section 2.1(a)(v).
     “Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
     “Surviving Entity” shall have the meaning set forth in Section 2.2(f).
     “Taxes” shall mean all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, license, stamp, user, transfer, environmental, fuel, excess profits, occupational, interest equalization, windfall profits, severance, payroll, withholding, employment, unemployment and Social Security taxes) which are imposed by any Governmental

Authority, and such term shall include any interest, penalties or additions to tax attributable thereto, or attributable to any nonpayment thereof.
     “Tax Return” shall mean any report, return or other information or filing required to be supplied to a Governmental Authority in connection with any Taxes, including any information return, claim for refund, amended return or declaration of estimated Tax.
     “Third Additional Period” shall have the meaning set forth in Section 2.5.
     “Third Party Claim” shall have the meaning set forth in Section 10.7(a).
     “Transfer” shall have the meaning set forth in Section 5.8(a).
     “Working Capital” shall mean an amount equal to the excess of (i) the book value of the following assets of the Company as of the Closing Date, as shown on the Closing Statement: Accounts Receivable (less and allowance for doubtful accounts), billable Work in Process and Other Prepaid Assets, in each case determined on a basis consistent with the basis used in determining the Latest Balance Sheet, over (ii) the amount of the following liabilities of the Company as of the Closing Date, as shown on the Closing Statement: Accounts Payable (including Amounts Due to Partners and Principals and Liability to Finders, it being understood that such amounts will be included on the Closing Statement only to the extent such amounts relate to Company Receivables included in the Acquired Assets and incurred in the ordinary course in accordance with past practice and the Company’s policies); and Accrued Employer Liabilities, in each case determined on a basis consistent with the basis used in determining the Latest Balance Sheet. The Closing Statement shall include only the categories of assets and liabilities of the Company described above and shown on Schedule 2.3, which Schedule is included for illustrative purposes only.
     “Working Capital Deficiency” shall mean any amount which the Closing Working Capital, as determined pursuant to Section 2.3, is less than the Minimum Working Capital.
     “Working Capital Excess” shall mean any amount by which the Closing Working Capital, as determined pursuant to Section 2.3, is greater than the Minimum Working Capital.
     1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include(s)” shall in all cases herein mean “including, without limitation” or “include(s), without limitation,” respectively, to the extent such words do not already follow any such term. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Exhibit or Schedule to, this Agreement.
ARTICLE II
SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES
     2.1 Sale and Purchase. (a) Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, free and clear of all Liens (except for Permitted Liens), all right title and interest of the Company in and to those assets and properties owned by the Company (of every kind and description, wherever located, real personal or mixed, tangible or intangible) and related to, or used in connection with, the Practice, other than the Excluded Assets (all of the assets sold, assigned, transferred and delivered to Purchaser hereunder are referred to collectively herein as the “Acquired Assets”). Without limiting the generality of the foregoing, the Acquired Assets include all of the Company’s right, title and interest in and to the following:
(i)	Equipment. All computers, telecommunications and other equipment, fixtures, furniture and other items of personal property, including such items listed on Schedule 3.9 (“Equipment”).

(ii)	Information and Records. Subject to Section 2.6(d), all working papers, client files, technical information, confidential information, rate lists, marketing information, sales records, customer lists and files, historical and financial records and files, copies of historical tax records and other proprietary information (other than the Intellectual Property, which is separately referenced in Section 2.1(a)(iii)) which, in each case, are related to, or used by the Company in connection with, the Practice.

(iii)	Intellectual Property. All Intellectual Property, including all of the Company’s rights to the name “Chicago Partners”.

(iv)	Receivables. The Accounts Receivable.

(v)	Contracts. All Contracts to which the Company is a party, including all client engagements, contracts or agreements with clients, client relationships, and client lists, other than any Contract relating to a Benefit Plan or any engagement (and the related Contract or portion thereof) listed on Schedule 2.1(a)(v) or any other engagements agreed to be excluded by the Company and Purchaser (the “Specified Excluded Matters”).

(vi)	Other Intangibles. Goodwill, if any, related to or used in connection with the Practice.

(vii)	Balance Sheet. All assets and properties reflected on the Latest Balance Sheet, except for those assets and properties disposed of after December 31, 2007.

(viii)	Deposits. All client deposits and prepayments for work not yet completed owned or held by the Company and all rights to any such deposits or prepayments (“Deposits”), excluding any such deposits or repayments relating to Specified Excluded Matters.

(ix)	Cause of Action. All of the Company’s rights, claims or causes of action against third parties relating to the Acquired Assets or the Practice (other than rights, claims or causes of action relating to the Excluded Assets or Excluded Liabilities).
     (b) Excluded Assets. Notwithstanding the terms of Section 2.1(a), the following are not being sold, assigned, transferred or delivered to Purchaser hereunder and do not constitute Acquired Assets: (i) all rights of the Company under this Agreement, (ii) the certificate of formation and the limited liability company agreement of the Company and entity records of the Company, (iii) all Tax refunds of the Company, (iv) all employee records, (v) all books and records prepared or received in connection with the proposed sale of the Acquired Assets, including offers received from prospective purchasers, (vi) all cash, certificates of deposit, bank deposits, other amounts in bank accounts, negotiable instruments, marketable securities and other cash equivalents of the Company, together with all accrued but unpaid interest thereon (other than in each such case the Deposits), (vii) the Specified Excluded Matters, (viii) all client deposits and prepayments for work not yet completed owned or held by the Company and all rights to any such deposits or prepayments with respect to Specified Excluded Matters, (ix) the assets listed on Schedule 2.1(b) and (x) the Company’s rights, claims or causes of action against third parties relating to the Excluded Assets or the Excluded Liabilities (collectively, the “Excluded Assets”).
     (c) Assumed Liabilities. At the Closing, Purchaser shall assume, and agree to pay, perform, fulfill and discharge when due, the following liabilities and obligations of the Company in accordance with their respective terms and subject to the respective conditions thereof (collectively, the “Assumed Liabilities”):
(i)	all liabilities and obligations of the Company to be paid or performed after the Closing Date under (i) the Contracts listed in Schedules 3.8, 3.9, 3.10 and 3.11 and (ii) the Contracts related to or used in connection with the Practice not required by the terms of Section 3.11 to be listed in a Schedule to this Agreement, except in each case, to the extent such liabilities and obligations, but for a breach or default by the Company, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default; and

(ii)	All liabilities reserved for as a dollar amount on the Closing Statement.

     (d) Excluded Liabilities. Purchaser shall not assume or be obligated to pay, perform fulfill or discharge any liability or obligation of the Company, and the Company will retain and remain responsible for all of the Company’s liabilities and obligations of any nature whatsoever, other than the Assumed Liabilities, whether direct or indirect, known or unknown, absolute, accrued or contingent, whether related to the Acquired Assets or otherwise, and regardless of when asserted (all such liabilities and obligations being herein called the “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.1(c), none of the following shall be Assumed Liabilities for purposes of this Agreement:
(i)	any liabilities in respect of Taxes for which the Company is liable pursuant to this Agreement;

(ii)	any payables and other liabilities or obligations of the Company to any of its employees or Affiliates or any member of the Company or former employee or member of the Company (unless reflected as a dollar amount in the Closing Statement), including any salary, bonuses or other payables, liabilities or obligations pursuant to any Benefit Plans;

(iii)	any costs and expenses incurred by the Company incident to its negotiation and preparation of this Agreement and its performance and compliance with this Agreement and conditions contained herein;

(iv)	any liabilities or obligations in respect of any Excluded Assets, including each Specified Excluded Matter;

(v)	any liabilities in respect of the actions, suits, arbitrations, proceedings investigations or other litigation described in Schedule 3.18; or

(vi)	any liabilities or obligations listed on Schedule 2.1(d).
     2.2 Payment of Purchase Price. The total consideration for the Acquired Assets (the “Purchase Price”) shall consist of the following payments:
     (a) At the Closing, Purchaser shall pay to the Company $50,000,000 in cash, less the Adjustment Escrow Fund.
     (b) At the Closing, Purchaser shall pay to the Escrow Agent $2,500,000 in cash (such amount being the “Adjustment Escrow Fund”). The Adjustment Escrow Fund shall be held and disbursed by the Escrow Agent in accordance with the Adjustment Escrow Agreement.
     (c) Within three Business Days after the date on which the Closing Statement becomes final and binding in accordance with Section 2.3(b), (i) if there is a Working Capital Deficiency, then (x) the Company and Purchaser shall cause the Escrow Agent to pay the amount of the Working Capital Deficiency to Purchaser from the Adjustment Escrow Fund pursuant to the Adjustment Escrow Agreement, which amount shall be payable together with interest thereon from the Closing Date until the date paid and (y) if the Working Capital Deficiency exceeds the amount of such payment, the Company shall pay to Purchaser the amount of such excess and (ii) if there is a Working Capital Excess, then (x) Purchaser and the Company shall cause the

Escrow Agent to pay all amounts (principal and accrued interest) held in the Adjustment Escrow Fund to the Company and (y) Purchaser shall pay to the Company the amount of the Working Capital Excess, which amount shall be payable together with interest thereon from the Closing Date until the date paid. All interest payable hereunder shall be calculated in accordance with Section 11.4. The amount of the Working Capital Deficiency or the amount of the Working Capital Excess, as the case may be, shall be treated as an adjustment to the Purchase Price.
     (d) Subject to the provisions of Section 11.4(c), on the six month anniversary of the Closing Date and each of the first anniversary, the second anniversary and the third anniversary of the Closing Date (each, a “Deferred Payment Date”), Purchaser shall pay to the Company, as additional Purchase Price, an additional payment (each, a “Deferred Payment”) equal to $5,750,000. Each such Deferred Payment shall be paid by issuing and delivering to the Company unregistered shares of common stock, par value $.001 per share (including any associated preferred stock purchase rights), of Purchaser (“Deferred Payment Shares”) equal to the number determined by dividing the amount of such Deferred Payment by the average per share closing price for shares of common stock of Purchaser on the New York Stock Exchange for the ten trading day period ending on the fifth trading day prior to the Deferred Payment Date for such Deferred Payment.
     (e) Subject to the provisions of Section 11.4(c), Purchaser shall pay to the Company the Contingent Payments, if any, payable pursuant to Section 2.5.
     (f) If at any time payment under this Agreement is to be made by issuing and delivering Deferred Payment Shares or Contingent Payment Shares to the Company and such Shares are not listed on a national stock exchange, then such payment will be made in cash. If at any time Purchaser’s common stock is converted by way of a business combination, merger or sale of substantially all of its assets (or any other transaction whereby the Purchaser is not the surviving entity) into capital stock of another entity (the “Surviving Entity”), then any time payment under this Agreement is to be made by issuing and delivering Deferred Payment Shares or Contingent Payment Shares to the Company, (i) if the Surviving Entity’s capital stock is traded on a national stock exchange, then payment will occur pursuant to the terms of this Agreement by using the Surviving Entity’s capital stock into which Purchaser’s common stock was so converted, or (ii) if the Surviving Entity’s capital stock is not traded on a national stock exchange, then payment will be made in cash.
     2.3 Closing Statement.
     (a) Within 60 days after the Closing Date, Purchaser shall prepare and deliver to the Company an unaudited statement (the “Closing Statement”) of the Working Capital of the Company as of immediately prior to the Closing (the “Closing Working Capital”), which shall be prepared in accordance with GAAP on a basis consistent with the accounting principles, practices and procedures used in the preparation of the December 31, 2007 balance sheet included in the Financial Statements, as modified by the accounting principles, practices and procedures set forth on Schedule 2.3, regardless of any changes in GAAP following the date of this Agreement. Promptly upon the Company’s request, Purchaser shall make available to the Company copies of the work papers and back-up materials used by Purchaser in preparing the

Closing Statement and such other documents as the Company may reasonably request in connection with its review thereof.
     (b) Within 30 days after the Company’s receipt of the Closing Statement, the Company shall deliver to Purchaser a written statement either accepting the Closing Statement or specifying any objections thereto. If the Company does not deliver any such objections within such 30-day period, the Closing Statement shall become final and binding upon all parties. If the Company does deliver such objections within such 30-day period, and the parties cannot resolve such objections within 30 days after Purchaser’s receipt thereof, any remaining disputes shall be resolved by Deloitte & Touche LLP or another nationally recognized independent accounting firm mutually agreed upon by the Company and Purchaser (the “Accounting Firm”). The Accounting Firm shall be instructed to resolve such disputes within 30 days after its appointment, based solely on the presentations of Purchaser and the Company as to whether such objections have been determined in a manner consistent with this Agreement. The resolution of such disputes by the Accounting Firm shall be set forth in writing and shall be conclusive and binding upon all parties and the Closing Statement, as modified by such resolution, shall become final and binding upon the date of such resolution. The Accounting Firm shall apportion its fees and expenses between the Company, on the one hand, and Purchaser, on the other hand, based on the degree to which each party’s claims were unsuccessful, and the parties shall pay the Accounting Firm in accordance with such determination. For example, if pursuant to this Section 2.3(b) the Company submitted an objection affecting the Purchase Price in the amount of $100,000 and prevailed as to $45,000 of such amount, the Company would pay 55% of the fees and expenses of the Accounting Firm.
     2.4 Escrow. The Adjustment Escrow Fund shall be used to pay the amount of the Working Capital Deficiency to Purchaser within three Business Days after the date on which the Closing Statement becomes final and binding in accordance with Section 2.3(b) as set forth in Section 2.2(c)(i), if required, and the Adjustment Escrow Fund shall expire upon the payment of the Working Capital Deficiency or, in the event there is no Working Capital Deficiency, on the date on which the Closing Statement becomes final and binding in accordance with Section 2.3(b). Any portion of the Adjustment Escrow Fund that is not so used shall be disbursed to the Company upon the expiration of the escrow in question. The Adjustment Escrow Fund shall be held as a trust fund and shall not be subject to any Lien, attachment or other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms hereof and of the Adjustment Escrow Agreement. In the event of a conflict between the Adjustment Escrow Agreement and this Agreement, this Agreement shall govern. In the event that any party has received a disbursement of any amount pursuant to the Adjustment Escrow Agreement to which it is not entitled pursuant to the terms of this Agreement, such party shall (x) if another party is entitled to such amount at that time, pay such amount to such other party, or (y) if no other party is entitled to such amount at that time, pay such amount to the Escrow Agent to be held and disbursed pursuant to the Adjustment Escrow Agreement.
     2.5 Contingent Payments. The Purchase Price shall include additional payments, if any, to be made by Purchaser to the Company (each such payment being a “Contingent Payment”) based on the financial performance of the Practice conducted by Purchaser during (i) the period beginning on the Closing Date and ending December 31, 2008 (the “First Additional

Period”), (ii) the period beginning on January 1, 2009 and ending on December 31, 2009 (the “Second Additional Period”), (iii) the period beginning on January 1, 2010 and ending on December 31, 2010 (the “Third Additional Period”) and (iv) the period beginning on January 1, 2011 and ending on December 31, 2011 (the “Fourth Additional Period” and, together with the First Additional Period, the Second Additional Period and the Third Additional Period, the “Additional Periods”), to be determined as set forth on Schedule 2.5.
Notwithstanding anything to the contrary contained in this Agreement, the aggregate Contingent Payments paid pursuant to this Agreement shall not exceed $27,000,000.
     2.6 Consents and Approval; Failure to Obtain Third Party Consents; In-Process Engagements. (a) From the date of this Agreement until the Closing, each party shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the Related Agreements and the consummation by it of the transactions contemplated hereby and thereby; provided that nothing in this Agreement shall require Purchaser or any of its Affiliates to agree or consent to take any action or refrain from taking any action which would reasonably be expected to have a material adverse effect on the benefits (viewed as a whole) reasonably expected to be derived by Purchaser from the acquisition of the Acquired Assets, including (x) any action or refraining from taking any action that would involve a change in the Practice, Acquired Assets or businesses, products, services, assets or operations of Purchaser or any of its Affiliates or (y) making any payment or commitment to or effect any sale, divestiture or other disposition (whether by way of sale, lease, license or otherwise) of any asset or properties of Purchaser or its Affiliates (including any portion of the Acquired Assets or the Practice). Each party shall promptly make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing by or on behalf of it pursuant to any applicable Law or Contract in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.
     (b) To the extent that any of the Contracts, Permits or other assets are not saleable, transferable or assignable without the consent of a third party, which consent has not been obtained prior to the Closing, neither this Agreement, the Related Agreements nor any of the instruments or documents executed and delivered in connection herewith or therewith, shall constitute a sale, transfer or assignment if such sale, transfer or assignment or attempted sale, transfer or assignment would constitute a breach, violation or default thereof or would result in the termination of or accelerate the performance required by or result in the right of termination or acceleration under or would result in the creation of a Lien on any such Contract, Permit or other asset. Purchaser, the Company and the Members also agree that, although the Company, the Members and Purchaser agree to cooperate with each other in attempting to obtain all consents, any failure to obtain any consent by either the Company, the Members or Purchaser, as the case may be, after the exercise of all commercially reasonable efforts, shall not constitute a breach of this Agreement by the Company, the Members or Purchaser, as the case may be.
     (c) If one or more consents are not obtained prior to or at Closing and the Closing is consummated, unless the Company and Purchaser otherwise agree in writing, at the request of Purchaser, the Company and the Members shall use commercially reasonable efforts after Closing to obtain any such consent. In addition, at the request of Purchaser, after the Closing the

Company and the Members shall use commercially reasonable efforts to allow Purchaser, to the extent permitted by applicable Law and to the extent reasonably within the contractual or other ability or control of the Company and the Members, and provided Purchaser promptly pays on behalf of the Company for the reasonable out of pocket costs incurred by the Company or the Members, to enjoy the economic and other benefits of the subject matter of the Contract, Permit or other asset as if such consent had been obtained, and Purchaser shall perform the obligations under such Contracts, Permits or other assets as if such consent had been obtained. Once a consent for the sale, transfer or assignment of a Contract, Permit or other asset retained at the Closing is obtained, the Company shall, without any additional payment or consideration, promptly convey, transfer and assign such Contract, Permit or other asset and Purchaser shall assume the Assumed Liabilities relating to such Contract, Permit or other asset pursuant to a special-purpose conveyance document, containing terms consistent with the Bill of Sale and Assignment and Assumption Agreement. Purchaser shall make its employees available to the Company as are reasonably necessary for the Company to perform its obligations under this Section 2.6(c). Notwithstanding the foregoing, this Section 2.6(c) shall not apply to any Specified Excluded Matter or any Possible Excluded Matter.
     (d) From and after the Closing Date, with respect to (i) each In-Process Engagement for which the consent of the client is necessary in order for the Company to assign such In-Process Engagement to Purchaser (each of which the Company and the Members have listed on Schedule 2.6(d)) and for which such consent is not obtained on or before the Closing Date and (ii) each other In-Process Engagement listed on Schedule 2.6(d) (each In-Process Engagement listed on Schedule 2.6(d) being a “Possible Excluded Matter”), the Company and Purchaser shall cooperate after the Closing in an effort to reach a mutually satisfactory arrangement pursuant to which such Possible Excluded Matter may be transferred to Purchaser or one of its Affiliates (it being understood that such arrangement (A) may include the establishment of ethical walls, the transfer of such Possible Excluded Matter to a separate subsidiary of Purchaser and/or other possible arrangements; (B) shall include indemnification by Purchaser for claims relating to work performed with respect to such Possible Excluded Matter if, but only to the extent that, employees of Purchaser perform such work; (C) shall include indemnification by the Company for claims relating to work performed with respect to any Possible Excluded Matter if, but only to the extent that, employees of the Company perform such work) and if such an arrangement is reached, the Company shall, without any additional payment or consideration, promptly convey, transfer and assign such Possible Excluded Matter and Purchaser shall assume the Assumed Liabilities relating to such Possible Excluded Matter pursuant to a special-purpose conveyance document, containing terms consistent with the Bill of Sale and Assignment and Assumption Agreement. If the Company and Purchaser are unable to reach a mutually satisfactory arrangement providing for the transfer to Purchaser or one of its Affiliates of a Possible Excluded Matter, the Company and Purchaser will determine whether to terminate the engagement as to such Possible Excluded Matter (if such engagement may be terminated without liability to Purchaser or the Company other than a de minimus termination payment, or material reputational damage to the Practice) or will agree to other arrangements satisfactory to each party with respect to such Possible Excluded Matter (including the use of a subcontracting arrangement whereby the Possible Excluded Matter is completed at the rates set forth in the applicable engagement letter). Purchaser shall make its employees available to the Company as are reasonably necessary for the Company to perform its obligations under any Specified Excluded Matter or any Possible Excluded Matter and work by such employees to perform such obligations shall not constitute a breach of any non-compete obligation to Purchaser or its Affiliates.
     2.7 Allocation of Purchase Price. The Purchase Price (including, for purposes of this Section 2.7, any other consideration paid to the Company including the Assumed Liabilities) shall be allocated among the Acquired Assets in the manner set forth in Schedule 2.7 (the “Allocation Schedule”). Purchaser and the Company each agrees to file IRS Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Purchaser and the Company each agrees to provide the other promptly with any other information required to complete IRS Form 8594.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE MEMBERS
     The Company and the Members jointly and severally represent and warrant to Purchaser as follows in Section 3.1 through 3.22 (inclusive) and each Member (as to such Member only) represents and warrants to Purchaser as follows in Sections 3.23 and 3.24:
     3.1 Due Formation.
     (a) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Illinois. The Company is licensed or qualified to do business and is in good standing in each jurisdiction listed in Schedule 3.1, which jurisdictions are the only ones in which the ownership or leasing of the Acquired Assets or the conduct of the Practice requires such license or qualification, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has full power and authority to own or lease and to operate and use the Acquired Assets and to carry on the Practice as now conducted. The Members own membership interests representing greater than 80% of the issued and outstanding limited liability company interests in the Company. The membership interests owned by each member of the Company on the date hereof and each such member’s percentage ownership of the outstanding membership interests of the Company on the date hereof are shown on Schedule 3.1.
     (b) True, correct and complete copies of the certificate of formation and limited liability company agreement of the Company have been made available to Purchaser.
     (c) Except as listed in Schedule 3.1(c), the Company does not own any shares of capital stock or any other equity interest in any Person or control any corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, joint venture or other entity.
     3.2 Due Authorization. The Company has all requisite limited liability company power and authority to enter into and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and its Related Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all required limited liability company action of the Company and its members and no other limited liability company actions or proceedings on the part of the Company or its members are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. The Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. Assuming due authorization (with respect to all parties requiring such authorization), execution and delivery of this Agreement and its Related Agreements by the applicable parties hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of the Company and its Related Agreements constitute (or upon execution and delivery by the Company and such other parties will constitute) legal, valid and binding obligations of the Company, in each case, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable Enforceability Limitations.
     3.3 Consents and Approvals; Authority Relative to this Agreement.
     (a) Except as set forth in Schedule 3.3, no consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person that is not a party to this Agreement or any Related Agreement is necessary in connection with the execution, delivery or performance by the Company of this Agreement or any of its Related Agreements or the consummation by the Company of the transactions contemplated hereby or thereby.
     (b) Except as set forth in Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and its Related Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation or forfeiture of, result in the creation of any Lien upon or impairment of any rights under any of the Acquired Assets under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Permit applicable to or binding on the Company or the Acquired Assets; (ii) any Contract to which the Company is a party or by which the Company or its assets are bound, except where such violation, conflict, breach, termination, default, additional right, cancellation or Lien would not be reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement; or (iii) any provision of the certificate of formation or limited liability company agreement of the Company.
     (c) The Company and the Members have caused to be filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby. All such filings by the Company and the Members were, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act.

     3.4 Financial Statements; Undisclosed Liabilities.
     (a) Except as set forth in Schedule 3.4, the Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.
     (b) Except as set forth in Schedule 3.4, the Company has incurred no material liabilities, debts or obligations (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which are not shown or which are excess of amounts shown or reserved for in the Latest Balance Sheet, other than liabilities, debts and obligations of the same nature as those set forth or reserved for in the Latest Balance Sheet which were incurred after December 31, 2007 in the ordinary course of business.
     3.5 No Adverse Effects or Changes. (a) Except as listed in Schedule 3.5, since December 31, 2007, the Company has not:
(i)	suffered any damage, destruction, claim or loss (whether or not covered by insurance) in excess of $5,000 or in excess of $25,000 in the aggregate;

(ii)	sold, transferred, conveyed or otherwise disposed of, or encumbered with any Lien (other than Permitted Liens), any asset having an individual book value in excess of $5,000 or in excess of $25,000 in the aggregate, except for minor amounts of personal property sold or disposed of for fair value in the ordinary course of business and consistent with past practice;

(iii)	made any changes in its accounting principles or practices, made any change to its internal control over financial reporting, or identified or become aware of any fraud or any significant deficiency or material weakness in internal control over financial reporting;

(iv)	made any borrowings or incurred any debt (other than borrowings made and debt incurred in the ordinary course of business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for any material obligations of any other Person;

(v)	made any loans, advances or capital contributions to, or investments in, any other Person;

(vi)	entered into, adopted, amended or terminated any Benefit Plan or otherwise increased the compensation or benefits of any director, officer or employee of the Company whose compensation as of January 1, 2008 was in excess of $75,000 per annum, or entered into any Contract to do any of the foregoing;

(vii)	acquired or leased any assets having an individual book value in excess of $10,000, except in the ordinary course of business and consistent with past practice;

(viii)	paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company or any of its directors, officers or employees;

(ix)	entered into any other material Contract other than in the ordinary course of business and consistent with past practice; or

(x)	accelerated or delayed collection of Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice or delayed or accelerated payment of any Accounts Payable or other liability beyond or in advance of its due date or the date when the same would have been paid in the ordinary course of business consistent with past practice.
     (b) Except as listed in Schedule 3.5, since December 31, 2007, there has been no material adverse change in the Acquired Assets, the Practice or the business, operations, profits or financial condition of the Company. Except as set forth in Schedule 3.5, since December 31, 2007, the Company has conducted its business only in the ordinary course and in conformity with past practice.
     3.6 Title to and Sufficiency of Assets.
     (a) Except as set forth in Schedule 3.6, the Company has good and marketable title to, and is the lawful owner of, all of the Acquired Assets, free and clear of any Lien other than Permitted Liens. Upon delivery to Purchaser on the Closing Date of the Bill of Sale and Assignment and Assumption Agreement, the Company will thereby transfer to Purchaser good and marketable title to the Acquired Assets, subject to no Liens other than Permitted Liens.
     (b) Except as set forth in Schedule 3.6, the Acquired Assets constitute all of the assets, properties and rights currently used by the Company in the conduct of the Practice.
     3.7 Condition of Assets. Except as set forth in Schedule 3.7, all of the tangible assets of the Company currently used in the Practice, whether real or personal, owned or leased, are in reasonable operating condition and repair (with the exception of normal wear and tear) for the purposes of the Practice as currently operated.
     3.8 Real Property. Schedule 3.8 includes an accurate and complete list of all real property held by the Company under real property leases (the “Leased Real Property”) and all leases covering the Leased Real Property to which the Company is a party (the “Real Property Leases”). The Company does not own any real property or hold any option to acquire any real property. The Company has made available to Purchaser true and complete copies of any and all Real Property Leases.

     3.9 Equipment. Schedule 3.9 includes an accurate and complete list of all Equipment owned by the Company and having an individual book value in excess of $5,000. Schedule 3.9 also sets forth an accurate and complete list of each lease of Equipment having aggregate minimum lease payments in excess of $5,000 binding upon the Company. The Company has made available to Purchaser true and complete copies of any and all such Equipment leases.
     3.10 Intellectual Property.
     (a) Schedule 3.10 sets forth an accurate and complete list of (i) all registered or material Intellectual Property that is owned by the Company and (ii) all material Intellectual Property that is otherwise licensed to or used by the Company.
     (b) Schedule 3.10 sets forth an accurate and complete list of all material Contracts to which the Company is a party, pursuant to which the Company grants or obtains any right to use any Intellectual Property, or pursuant to which the Company’s right to use any Intellectual Property are materially restricted.
     (c) Except as set forth in Schedule 3.10, there is no pending or, to the Company’s Knowledge, threatened claim, litigation, suit, arbitration, proceeding or investigations alleging that the activities or the conduct of the business of the Company infringes upon, violates or constitutes the unauthorized use of any Intellectual Property of any third party or challenging the registrability of any Intellectual Property owned by the Company. The Company has no notice of, or knowledge of any basis for, a claim that the operations, activities, products, software, equipment, machinery or processes of the business infringe, misappropriate, or violate any Intellectual Property or any such rights of any other Person.
     (d) Except as set forth in Schedule 3.10, the conduct of the business of the Company on or prior to the date hereof does not misappropriate, infringe or violate, or has not misappropriated, infringed or violated, and on or prior to the Closing Date, will not have misappropriated, infringed or violated, the Intellectual Property of any other Person.
     (e) Except as set forth in Schedule 3.10, to the Company’s Knowledge, no other Person is misappropriating, infringing or violating any Intellectual Property owned, licensed or used by the Company.
     (f) Schedule 3.10 contains a list and description of all computer software programs and software systems (including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form) (“Software”) licensed to or used by the Company; provided that Schedule 3.10 does not list mass market Software licensed to the Company that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements. The Company owns no Software.
     (g) Except as disclosed in Schedule 3.10, the Company either owns the entire right, title and interest in and to the Intellectual Property included in the Acquired Assets or has the perpetual, royalty-free right to use the same and to use all Software listed in Schedule 3.10.

     (h) Except as disclosed in Schedule 3.10: (i) all registrations for copyrights, patent rights and trademarks identified in Schedule 3.10 as being owned by the Company are valid and in force, and all applications to register any unregistered copyrights, patent rights and trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by the Company has not been cancelled or abandoned and is valid and enforceable; and (iii) the Company has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property owned by the Company and, to the Company’s Knowledge, there is no basis for any such action.
     3.11 Contracts. Schedule 3.11 is an accurate and complete list of all the executory Contracts of the following types to which the Company is a party or by which it is bound, or to which its assets are subject:
     (a) any Contract which required payments in 2007 or which the Company anticipates will require payments in 2008 by any party in excess of, or a series of payments which in the aggregate exceed or will exceed, $50,000 (other than any Contract relating to any Benefit Plan) or provided in 2007 or which the Company anticipates will provide in 2008 for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $50,000;
     (b) any Contract with a sales representative, sales agency, advertising agency, or other Person engaged in sales or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;
     (c) any Contract pursuant to which the Company has made or will make loans or advances, or has or will have incurred indebtedness for borrowed money or become a guarantor or surety or pledged its credit for or otherwise become responsible with respect to any undertaking of another Person (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);
     (d) any Contract establishing a partnership, joint venture or other cooperative undertaking;
     (e) any Contract with an Affiliate or member of the Company;
     (f) any Contract (i) involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company, (ii) which provides for a most favored pricing provision or (iii) involving any restrictions with respect to the ability of the Company to enter into or solicit any Contracts or engagements with any client or type or group of clients or to employ or solicit any Person; or
     (g) any Contract not made in the ordinary course of business and consistent with past practice or any Contract which is material to the Practice.
The Company has made available to Purchaser true and correct copies of each Contract listed in Schedule 3.11.

     3.12 Permits. Schedule 3.12 is an accurate and complete list of all material Permits owned or held by the Company. All the Permits so listed are in full force and effect and the Company has not received any notice that any such Permit will be revoked or canceled. Except for the Permits listed on Schedule 3.12 and except for such Permits the failure to have which would not be reasonably expected to have a Material Adverse Effect, there are no Permits that are necessary to entitle the Company to own or lease, operate and use the Acquired Assets or are otherwise necessary for the lawful operation of the business of the Company as it is currently conducted.
     3.13 Insurance. Schedule 3.13 contains an accurate and complete list of all policies of fire, liability, workers’ compensation and other forms of insurance owned or held by the Company and all claims made or notices given by the Company thereunder since January 1, 2003. The Company has made available to Purchaser accurate and complete copies of all such policies, other than policies relating to Benefit Plans. The Company has complied with each of such policies and all policies set forth in Schedule 3.13 are in full force and effect.
     3.14 Employee Benefit Plans and Employment Agreements.
     (a) Except as listed in Schedule 3.14, the Company is not a party to and does not participate in:
(i)	any “employee benefit plan” (as defined in Section 3(3) of ERISA) covering any employee or former employee of the Company; or

(ii)	any retirement, savings, thrift, deferred compensation, performance, incentive compensation, stock ownership, stock purchase, stock option, unemployment compensation, vacation or holiday pay, severance pay, bonus, hospitalization or other medical, disability, life or other insurance, fringe benefit arrangement or other welfare, retiree welfare or benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral, which does not constitute an employee benefit plan and which covers any employee of the Company.
     (b) A true and correct copy of each of the plans, arrangements and agreements listed in Schedule 3.14 (collectively, the “Benefit Plans”), each as in effect on the date hereof, has been made available to Purchaser.
     (c) None of the Benefits Plans is an employee pension benefit plan as defined in Section 3(2) of ERISA. Since December 31, 2007, the Company has not maintained any employee pension benefit plan (other than the Chicago Partners, LLC 401(k) and profit sharing plan) and has not been required to contribute to any “multiemployer plan” (as such term is defined in Section 3(27) of ERISA).
     (d) Each Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS that such plan is so qualified under the Code; and to the Company’s Knowledge, no circumstance exists which might cause such plan to cease being so qualified.

     (e) All Benefit Plans comply, and have been administered in compliance, in all material respects, with all Laws applicable thereto, and there has been no notice issued by any Governmental Authority questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened involving any such Benefit Plan or the assets of any such Benefit Plan.
     (f) The Company has no liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (i) any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA. Assuming that each of Company’s ERISA Benefit Plans which is subject to Title IV of ERISA were terminated as of the Closing Date, the Company would have no liability under Title IV of ERISA as a result of such termination.
     3.15 Employment and Labor Matters. Schedule 3.15 contains an accurate and complete list of (a) the names, titles or job descriptions and annual compensation including fringe benefits provided by the Company for 2007 for all directors, officers and employees of the Company; (b) a list of all independent contractors or agents paid in excess of $50,000 in calendar year 2007; (c) a list of all present or former employees of the Company paid in excess of $100,000 in calendar year 2006 or 2007 who have terminated or given notice of their intention to terminate their relationship with the Company since January 1, 2007; (d) a list of any increase, effective after January 1, 2007, in the rate of compensation of any employees or commission salespersons; and (e) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons whose compensation as of January 1, 2007 was in excess of $100,000 per annum. Except as set forth in Schedule 3.15, (x) to the Company’s Knowledge, no employee, officer, director or Affiliate of the Company has any direct or indirect interests in the business of competitors of the Company’s business, and (y) to the Company’s Knowledge, there are no situations with respect to the business of the Company which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder; or (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws. Since December 31, 2003, there has been no material labor dispute pending or, to the Company’s Knowledge, threatened, against the Company.
     3.16 Taxes. Except as set forth in Schedule 3.16:
     (a) all Taxes of the Company and/or Members for which Purchaser could be liable have been paid in full or adequately disclosed in the Financial Statements; (b) the Company and/or Members have filed all Tax Returns which are required to be filed, and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid; (c) all such Tax Returns have been examined by the relevant taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (d) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to

Taxes and, to the Company’s Knowledge, no basis exists therefor; (e) all Taxes which the Company is required by Law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose; (f) there are no Tax Liens (other than Liens for Taxes not yet due and payable) upon the Acquired Assets; (g) the Company has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claims for Taxes; (h) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Acquired Assets or the assumption of the Assumed Liabilities pursuant to this Agreement; (i) none of the Acquired Assets is properly treated as owned by persons other than the Company for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (j) none of the Acquired Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or subject to a so-called “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision); (k) the Company is properly treated as the owner, for all federal, state, local and other income Tax purposes, of all property of which it is the lessor; (l) the Company is not a party to any Tax allocation or sharing agreement; and (m) the Company has not been a member of an affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which was the Company), or has any liability for the Taxes of any person (other than the Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
     3.17 No Defaults or Violations.
     (a) Except as set forth in Schedule 3.17, each of the Contracts to which the Company is a party or by which it is bound constitutes a valid and binding obligation of the Company (and, to the Company’s Knowledge, of any of the other parties thereto), subject to the Enforceability Limitations, and is in full force and effect. The Company has fulfilled and performed and has not breached the provisions of, and is not in or alleged to be in breach or default under the terms of, any Contract to which it is a party or by which it is bound, and, to the Company’s Knowledge, no other party to any such Contract has breached the provisions of, or is in default or alleged to be in breach or default under the terms of, any such Contract, except in each case, where such breach or default has been remedied or would not be reasonably expected to have a Material Adverse Effect and, to the Company’s Knowledge, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or by any such other party. The Company is not currently renegotiating any Contracts or paying liquidated damages in lieu of performance thereunder.
     (b) The Company has complied and is in compliance with all Laws applicable to or binding on it or any of its assets or business, except where the failure to so comply would not be reasonably expected to have a Material Adverse Effect and neither the Company nor any of its employees has been excluded or debarred from providing services to a Governmental Authority or to any client or customer that participates in a program sponsored by a Governmental Authority. Without limiting the generality of the foregoing, all amounts billed by the Company to a Governmental Authority or to any client or customer that participates in a program sponsored by a Governmental Authority were billed and collected by the Company in compliance with the Contracts under which such amounts were billed and all Laws applicable thereto.
     (c) No written notice from any Governmental Authority has been received by the Company claiming any violation by the Company of any Law, except where such violation would not be reasonably expected to have a Material Adverse Effect.
     3.18 Litigation.
     (a) Except as set forth in Schedules 3.10 or 3.18, there are no actions, suits, arbitrations, proceedings, governmental investigations or other litigation pending or, to the Company’s Knowledge, threatened, against the Company or any of its officers, directors, employees or members in their capacity as such that would be reasonably expected to have a Material Adverse Effect. Except as set forth in Schedule 3.18, neither the Company nor the Acquired Assets is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority, the failure to comply with which would be reasonably expected to have a Material Adverse Effect, other than industry-wide orders having general application to the Practice. The Company has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money and for which the Company has any continuing obligation the failure to comply with which would be reasonably expected to have a Material Adverse Effect.
     (b) There are no actions, suits, arbitrations, proceedings, governmental investigations or other litigation pending or, to the Company’s Knowledge, threatened, by or against the Company or any of its Affiliates with respect to this Agreement or its Related Agreements, or in connection with the transactions contemplated hereby or thereby.
     3.19 Brokers. No agent, broker, finder, investment banker, financial advisor or other Person retained or engaged by the Company or any Member or any of their Affiliates or any Person acting on their behalf is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in respect of any of the transactions contemplated by this Agreement, except for Robert W. Baird & Co. Incorporated, whose fees and expenses will be paid by the Company.
     3.20 Significant Clients. Schedule 3.20 sets forth a list of names of the ten largest clients (measured by dollar volume of revenues) of the Company and the percentage of the Practice which each such client represents or represented during each of the years ended December 31, 2005, 2006 and 2007. Except as set forth in Schedule 3.20, there exists no actual or, to the Company’s Knowledge, threatened termination, cancellation or limitation of the business relationship of the Company with any client listed in Schedule 3.20.
     3.21 Company Securities Law Matters. The Company acknowledges that (a) it has been furnished with such documents, materials and information as it deems necessary or appropriate for evaluating an investment in Purchaser (including the Purchaser SEC Documents and the description of Purchaser’s shares of common stock and associated preferred stock purchase rights contained in the Registration Statements on Form 8-A filed by Purchaser with the Securities and Exchange Commission on September 16, 1996 and on December 17, 1999, respectively) and confirms that it has made such further investigation of Purchaser as was deemed appropriate to evaluate the merits and risks of this investment and (b) it has had the opportunity to ask questions of, and receive answers from, the officers of Purchaser and persons acting on Purchaser’s behalf, concerning the terms and conditions of the offering of the Shares. The Company is acquiring or will acquire the Shares solely for its own account with the intention of holding the Shares for purposes of investment only, and the Company has no intention of selling the Shares in violation of the federal securities laws or any applicable state securities laws; provided that, notwithstanding the foregoing, the Company intends to distribute the Shares to its members in compliance with federal securities laws and any applicable state securities laws. The Company is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares. The Company understands that the Shares have not been registered under the Securities Act, or applicable state securities laws, and are being issued in reliance on exemptions for private offerings contained in Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder and in reliance on exemptions from the registration requirements of certain state securities laws. Because the Shares have not been registered under the Securities Act or applicable state securities laws, the Shares may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws. The Company is fully aware (i) of the restrictions on sale, transferability and assignment of the Shares as described in this Agreement, (ii) that the Company and its members must bear the economic risk of the investment in Purchaser for an indefinite period of time, (iii) that Purchaser is not obligated to register the Shares under the Securities Act or any state securities laws, and (iv) that because the sale of the Shares has not been registered, an investment in the Shares may not be readily liquidated. The Company acknowledges that each certificate representing the Shares shall bear a legend with respect to the restrictions described in this Section 3.21 and, with respect to Contingent Payment Shares, in Section 5.8.
     3.22 Accounts Receivable; Work in Process. All accounts receivable and work in process of the Company have arisen from bona fide transactions by the Company in the ordinary course of business. All accounts receivable and work in process reflected in the Latest Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Latest Balance Sheet and after giving effect to any reductions described in the proviso in Section 5.15(c); and all accounts receivable and work in process to be reflected in the Closing Statement will be good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the Latest Balance Sheet.
     3.23 Authority of Members. (a) Each Member has all power and capacity to enter into and perform this Agreement and all of its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Member of this Agreement and each of its Related Agreements and the consummation by such

Member of the transactions contemplated hereby and thereby do not require any further authorization or approval of such Member. Such Member has duly and validly executed and delivered this Agreement and has duly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. Assuming due authorization (with respect to all parties requiring such authorization), execution and delivery of this Agreement and its Related Agreement by the applicable parties hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of such Member and its Related Agreements constitute (or upon execution and delivery by such Member and such other parties will constitute) legal, valid and binding obligations of such Member, in each case, enforceable against such Member in accordance with their respective terms, except as such enforceability may be limited by applicable Enforceability Limitations.
     (b) Except as set forth in Schedule 3.23, no consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person that is not a party to this Agreement or any Related Agreement is necessary in connection with the execution, delivery or performance by such Member of this Agreement or any of its Related Agreements or the consummation by such Member of the transactions contemplated hereby or thereby.
     (c) Except as set forth in Schedule 3.23, the execution, delivery and performance by such Member of this Agreement and its Related Agreements, and the consummation by such Member of the transactions contemplated hereby and thereby, do not and will not violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the Acquired Assets under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Permit applicable to or binding on such Member; or (ii) any Contract to which such Member is a party or by which such Member or his or her assets are bound, except where such violation, conflict, breach, termination, default, additional right, cancellation or Lien would not be reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of such Member to consummate the transactions contemplated by this Agreement.
     (d) Such Member has not been excluded or debarred from providing services to a Governmental Authority or to any customer that participates in a program sponsored by a Governmental Authority.
     3.24 Member Securities Law Matters. Each Member acknowledges that (a) he or she has been furnished with such documents, materials and information as he or she deems necessary or appropriate for evaluating an investment in Purchaser (including the Purchaser SEC Documents and the description of Purchaser’s shares of common stock and associated preferred stock purchase rights contained in the Registration Statements on Form 8-A filed by Purchaser with the Securities and Exchange Commission on September 16, 1996 and on December 7, 1999, respectively) and confirms that he or she has made such further investigation of Purchaser as was deemed appropriate to evaluate the merits and risks of this investment and (b) he or she has had the opportunity to ask questions of, and receive answers from, the officers of Purchaser and persons acting on Purchaser’s behalf, concerning the terms and conditions of the offering of the Shares. Such Member is an “accredited investor” as such term is defined in Rule 501(a) of

Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Shares. Such Member understands that the Shares have not been registered under the Securities Act, or applicable state securities laws, and are being issued in reliance on exemptions for private offerings contained in Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder and in reliance on exemptions from the registration requirements of certain state securities laws. Because the Shares have not been registered under the Securities Act or applicable state securities laws, the Shares may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws. Such Member is fully aware (i) of the restrictions on sale, transferability and assignment of the Shares as described in this Agreement, (ii) that the Company and its members must bear the economic risk of the investment in Purchaser for an indefinite period of time, (iii) that Purchaser is not obligated to register the Shares under the Securities Act or any state securities laws, and (iv) that because the sale of the Shares has not been registered, an investment in the Shares may not be readily liquidated. Such Member acknowledges that each certificate representing the Shares shall bear a legend with respect to the restrictions described in this Section 3.24 and, with respect to Contingent Payment Shares, in Section 5.8.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to the Members and the Company as follows:
     4.1 Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     4.2 Due Authorization. Purchaser has all requisite corporate power and authority to enter into and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by its board of directors and no other corporate actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. Assuming due authorization (with respect to all parties requiring such authorization), execution and delivery of this Agreement and its Related Agreements by the applicable parties hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of Purchaser and its Related Agreements constitute (or upon execution and delivery by Purchaser and such other parties will constitute) legal, valid and binding obligations of Purchaser, in each case, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable Enforceability Limitations.
     4.3 Consents and Approvals; Authority Relative to this Agreement.

     (a) Except as set forth in Schedule 4.3, no consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person that is not a party to this Agreement or any Related Agreement is necessary in connection with the execution, delivery or performance by Purchaser of this Agreement or any of its Related Agreements or the consummation by Purchaser of the transactions contemplated hereby or thereby.
     (b) Except as set forth in Schedule 4.3, the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets of Purchaser under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any (i) any Law or Permit applicable to or binding on Purchaser or any of its assets; (ii) any Contract to which Purchaser is a party or by which Purchaser or any of its assets are bound, except where such violation, conflict, breach, termination, default, additional right, cancellation or Lien would not reasonably be expected to have a Purchaser Material Adverse Effect or a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement; or (iii) any provision of Purchaser’s certificate of incorporation or by-laws.
     (c) Purchaser has caused to be filed with the FTC and the Antitrust Division the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby. All such filings by Purchaser were, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act.
     4.4 Litigation. There are no actions, suits, arbitrations, proceedings, governmental investigations or other litigation pending or, to Purchaser’s knowledge, threatened, by or against Purchaser or any of its Affiliates with respect to this Agreement or its Related Agreements, or in connection with the transactions contemplated hereby or thereby or which would reasonably be expected to have a Purchaser Material Adverse Effect.
     4.5 Financing. Purchaser has internal resources or financing commitments from responsible financial institutions (including pursuant to Purchaser’s amended and restated credit agreement which has been filed publicly with the Securities and Exchange Commission) available in connection with the acquisition of the Acquired Assets that are in an aggregate amount sufficient to consummate the transactions contemplated hereby.
     4.6 SEC Filings, Financial Statements.
     (a) Purchaser has made available to the Company and the Members accurate and complete copies (excluding copies of exhibits) of each report and definitive proxy statement filed by Purchaser with the Securities and Exchange Commission under the Exchange Act since January 1, 2007 (the “Purchaser SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Purchaser with the Securities and Exchange Commission under the Exchange Act since January 1, 2007 have been so filed on a timely basis. As of the time it was filed with the Securities and Exchange Commission (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i)

each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Exchange Act; and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (b) The consolidated financial statements contained in the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the Securities and Exchange Commission applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the Securities and Exchange Commission, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Purchaser and its consolidated subsidiaries for the periods covered thereby.
     4.7 Capital Stock of Purchaser. Subject in all respects to the terms and conditions of this Agreement, the Shares to be issued pursuant to this Agreement (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, or by Purchaser’s certificate of incorporation or by-laws or any agreement to which Purchaser is a party or is bound, and (ii) will, when issued, be listed on the New York Stock Exchange. Purchaser has reserved for issuance a sufficient number of authorized and unissued shares of its common stock to complete the transactions contemplated by this Agreement.
     4.8 Absence of Changes. Since December 31, 2007, there has been no material adverse change in the business, operations, profits or financial condition of Purchaser.
     4.9 Brokers. No agent, broker, finder, investment banker, financial advisor or other Person retained or engaged by Purchaser or any of its Affiliates or any Person acting on Purchaser’s or any of its Affiliate’s behalf is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in respect of any of the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS
     5.1 Implementing Agreement. Subject to the terms and conditions hereof, each party hereto shall take all action required of it to fulfill its obligations under the terms of this Agreement and shall otherwise use all commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby and the Members shall cause the Company to take all action required of the Company to fulfill its obligations under the terms of this Agreement and to otherwise use all commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby.

     5.2 Access to Information and Facilities. From and after the date of this Agreement until the Closing, the Company shall and the Members shall cause the Company to (a) upon reasonable notice from Purchaser to the Company, give Purchaser and Purchaser’s representatives reasonable access during normal business hours to all of the facilities, properties, books, records and Contracts of the Company, (b) upon reasonable notice from Purchaser to the Company, make the officers and management employees of the Company available to Purchaser and its representatives as Purchaser and its representatives shall from time to time reasonably request, and (c) furnish Purchaser and its representatives with any and all information concerning the Company which is reasonably available to the Company and which Purchaser or its representatives reasonably request, provided, that nothing herein will obligate the Company or any member of the Company to take any actions that would unreasonably interrupt the normal course of its business, result (or arguably result) in any waiver of attorney-client, work product or other privilege (whether inuring to the Company or any of its clients) or violate any Laws or the terms of any Contract or confidentiality obligation to which the Company is a party or is subject or to which the Company or its client (e.g., a law firm) is subject.
     5.3 Preservation of Business. From the date of this Agreement until the Closing, except as set forth in Schedule 5.3, the Company shall, and the Members shall cause the Company to, operate in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Schedule 5.3 or as otherwise contemplated by this Agreement, prior to the Closing the Company shall not, and the Members shall cause the Company not to, without the prior written consent of Purchaser:
     (a) sell, transfer, convey or otherwise dispose of, or encumber with any Lien (other than Permitted Liens), any asset having an individual book value in excess of $10,000 or in excess of $50,000 in the aggregate;
     (b) make any changes in its accounting principles or practices or make any change to its internal control over financial reporting;
     (c) authorize for issuance, issue, sell or deliver, or agree or commit to issue, sell or deliver, any limited liability company interests of the Company or any option to purchase any limited liability company interests of the Company or any other securities of the Company, or amend any of the terms of any such limited liability company interests of the Company, any such option or any other securities of the Company;
     (d) make any borrowings or incur any debt (other than borrowings made and debt incurred in the ordinary course of business and consistent with past practice), or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for any material obligations of any other Person;
     (e) make any loans, advances or capital contributions to, or investments in, any other Person;

     (f) enter into, adopt, amend or terminate any Benefit Plan or increase the compensation or benefits of any director, officer or employee of the Company, or enter into any Contract to do any of the foregoing;
     (g) acquire or lease any material assets having an individual book value in excess of $10,000, except in the ordinary course of business and consistent with past practice;
     (h) pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suit or claim of liability against the Company or any of its directors, officers or employees;
     (i) merge into or with or consolidate with any other Person;
     (j) make any change in its certificate of formation or limited liability company agreement;
     (k) enter into any other material Contract other than in the ordinary course of business and consistent with past practice; or
     (l) accelerate or delay collection of Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice or delay or accelerate payment of any Accounts Payable or other liability beyond or in advance of its due date or the date when the same would have been paid in the ordinary course of business consistent with past practice.
     5.4 Preservation of Books and Records; Access.
     (a) For a period of seven years after the Closing Date, Purchaser shall, and the Members shall cause the Company to, preserve and retain, all corporate, accounting, legal, auditing and other books and records of the Company (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Company prior to the Closing Date. Notwithstanding the foregoing, during such seven-year period, Purchaser may dispose of any such books and records that are offered to, but not accepted by, the Company. If at any time after such seven-year period Purchaser intends to dispose of any such books and records, Purchaser shall not do so without first offering such books and records to the Company.
     (b) With respect to books and records relating to Taxes of the Company, Purchaser shall preserve and retain such books and records for a period equal to the greater of (i) seven years after the Closing Date or (ii) the applicable period for assessment of the relevant Tax under applicable Law (giving effect to any and all extensions or waivers, and including any additional period for any administrative and judicial proceedings relating to any proposed assessment).
     (c) After the Closing Date, upon reasonable notice from the Company to Purchaser, Purchaser shall permit the Company and each of the members of the Company and their respective authorized representatives to have reasonable access during normal business hours to, and to inspect and copy, all materials referred to in this Section 5.4 and to meet with officers and employees of Purchaser on a mutually convenient basis in order to obtain explanations with respect to such materials and to obtain additional information and to call such officers and employees as witnesses; provided, that nothing herein will obligate Purchaser or any of its officers, directors or employees to take any actions that would unreasonably interrupt the normal course of Purchaser’s business, result (or arguably result) in any waiver of attorney-client, work product or other privilege (whether inuring to Purchaser or any of its clients) or violate any Laws or the terms of any Contract or confidentiality obligation to which Purchaser is a party or is subject or, in the case of privilege, to which Purchaser or its client (e.g., law firms) is subject. The Company shall pay to Purchaser in advance all reasonable third-party costs and expenses incurred by Purchaser in complying with this Section 5.4.
     (d) For a period of seven years after the Closing Date, the Company shall preserve and retain, all corporate, accounting, legal, auditing and other books and records of the Company (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Company prior to the Closing Date that constitute Excluded Assets. Notwithstanding the foregoing, during such seven-year period, the Company may dispose of any such books and records that are offered to, but not accepted by, Purchaser. If at any time after such seven-year period the Company intends to dispose of any such books and records, the Company shall not do so without first offering such books and records to Purchaser; provided that this requirement shall not apply with respect to books and records relating to Excluded Representations.
     5.5 Employees; Employee Benefit Plans.
     (a) Effective as of the Closing Date, except as listed on Schedule 5.5(A), Purchaser shall make an offer of employment to each of the employees of the Company who are employed by the Company immediately prior to the Closing Date, which offer shall, in the case of employees with the title of Associate Director or higher, be conditioned upon, among other things, the execution by such employee of a Confidential Information Agreement. The Company and the Members shall use their reasonable commercial efforts to have all of such employees accept such offers. For purposes of determining eligibility to participate and vesting under any employee benefit plan of Purchaser, employees of the Company who become employees of Purchaser and actually perform services for Purchaser on the Closing Date or within four (4) weeks immediately thereafter (the “Continuing Employees”) shall receive service credit for service with Purchaser to the same extent such credit was granted under the Company’s comparable employee benefit plans. Notwithstanding anything set forth herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of the Purchaser to continue the employment of any employee for any period following the Closing Date and (ii) nothing in this Agreement shall preclude Purchaser from altering, amending or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time. Notwithstanding anything herein, in the Employment Agreements or in the Confidential Information Agreements to the contrary, John Garvey, Gene Deetz and Kristine Mackey shall be authorized and permitted to conduct all activities necessary and advisable to the winding up of the business of the Company from and after the Closing Date, including coordinating the completion and/or termination of Specified Excluded Matters and Possible Excluded Matters as contemplated in Section 2.6(d).

     (b) To the extent applicable with respect to employee benefit plans, programs and arrangements that are established or maintained by Purchaser for the benefit of Continuing Employees, Continuing Employees (and their eligible dependents) shall be given credit, to the extent permitted therein or by the applicable insurance contracts, for their service with the Company and its Affiliates (i) for all purposes (other than benefit accrual under a defined benefit plan) to the extent such service was taken into account under a corresponding Benefit Plan immediately prior to the Closing Date, and (ii) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and shall be given credit for amounts paid under a corresponding Benefit Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans and arrangements maintained by Purchaser. Notwithstanding the foregoing provisions of this paragraph (b), service and other amounts shall not be credited to Continuing Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in a duplication of benefits.
     (c) All Continuing Employees shall be covered by Purchaser’s medical, prescription drug, dental, vision, life and accidental death and dismemberment plans on the first day of the calendar month immediately following the Closing Date. The Company shall pay any premiums and take any other actions necessary to continue coverage under the Company’s medical, prescription drug, dental, vision, life and accidental death and dismemberment plans for the Continuing Employees until and including the last day of the calendar month in which the Closing Date occurs.
     (d) The Company shall retain all, and Purchaser shall not assume and shall not be deemed to have assumed any, liability or responsibility for obligations or liabilities under, with respect to or arising in connection with any Benefit Plan or to or with respect to any Continuing Employee for periods prior to the Closing Date. With respect to each Continuing Employee, the Company shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims with respect to any such individual, whether incurred prior to, on or after the Closing Date which are the result of an injury or illness originating prior to the Closing Date. Purchaser shall not assume or be obligated to pay, perform or discharge any liability or obligation under any employee benefit plan of the Company or its Affiliates. Purchaser shall have all, and the Company shall not assume and shall not be deemed to have assumed any, liability or responsibility for obligations or liabilities under, with respect to or arising in connection with any benefit plan, program, policy or arrangement of Purchaser or its Affiliates or to or with respect to any Continuing Employee for periods on or after the Closing Date; provided that Purchaser may elect to continue the Symetra Medical buy-up plan. The Company shall terminate effective immediately before the Closing Date the Chicago Partners, LLC 401(k) and profit sharing plan.
     (e) The Company shall transfer to Purchaser on the Closing Date complete copies of the personnel records of each Continuing Employee who has consented in writing to such transfer.
     (f) Purchaser shall have no liabilities: (i) related to the employees of the Company who do not become Continuing Employees; (ii) related to Continuing Employees to the extent such liability arises from any action, event or course of conduct prior to the Closing Date; or (iii) to the extent such liability arises under or relates to any employee benefit plan of the Company or any of its Affiliates. For the avoidance of doubt, the Purchaser will not assume any employee benefit plan of the Company or any of its Affiliates, including, without limitation, any of the Benefit Plans listed on Schedule 3.14.
     (g) Purchaser shall not have responsibility for any severance or termination pay obligations and damages for wrongful dismissal, including obligations arising under the common law, incurred with respect to any period of employment prior to the Closing Date for employees of the Company or any of its Affiliates who do not become Continuing Employees.
     (h) The Company shall be responsible for satisfying “continuation coverage” requirements for all “group health plans” under Section 4980B of the Code, Part 6 of Title I of ERISA and comparable state law with respect to each Continuing Employee and each employee of the Company who does not become a Continuing Employee (and any spouse, dependents or beneficiary of such Continuing Employee or other employee) and with respect to each former employee of the Company whose employment terminated before the Closing Date and any spouse, dependents or beneficiary of such former employee (each such person entitled to “continuation coverage”, a “COBRA Beneficiary”). To satisfy this obligation, the Company shall continue to maintain in effect all “group health plans” that are in effect immediately prior to the Closing Date until such time as all rights to “continuation coverage” for all COBRA Beneficiaries have ended under all applicable laws.
     5.6 Covenant Not to Compete or Solicit Business. (a) In furtherance of the sale of the Acquired Assets and the Practice to Purchaser hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Acquired Assets and the Practice so sold, the Company agrees that, for a period ending on the fifth anniversary of the Closing Date, and each Member agrees that, for a period ending on such Member’s Covenant Expiration Date, neither the Company, any Member nor any entity controlled by the Company or any Member will:
(i)	directly or indirectly (whether as principal, agent, consultant, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business competitive with the Practice anywhere in North America (it being understood by the parties hereto that the Practice is not limited to any particular region of North America and that such business may be engaged in effectively from any location in North America); or

(ii)	employ, retain or hire any employee, consultant, agent or customer of the Practice or induce or attempt to persuade, on behalf of any other business organization in competition with the Practice, any employee, consultant, agent or customer of Purchaser to terminate such employment, consulting, agency or business relationship in order to enter into any such relationship with any such business organization;

provided, however, that nothing set forth in this Section 5.6 shall prohibit the Company, any Member or any entity controlled by the Company or any Member from owning as a passive investment not in excess of 2% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded. As used herein, “Covenant Expiration Date” shall mean the fifth anniversary of the Closing Date. The provisions of this Section 5.6 shall terminate and be of no further force or effect upon the breach by Purchaser of its obligations to pay the Purchase Price when due under this Agreement; provided that such termination shall not be effective as to the Company or any Member unless and until (x) the Company and the Members shall have given Purchaser an opportunity to cure such breach within 10 days after delivery of written notice and the Company shall not have cured such breach prior to the end of such 10-day period and (y) if there is any Dispute relating thereto, such Dispute shall have been resolved pursuant to Section 11.21.
     (b) If the Company, any Member or entity controlled by the Company or any Member violates any of its obligations under this Section 5.6, Purchaser may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. The Company and the Members acknowledge that a violation of this Section 5.6 may cause Purchaser irreparable harm which may not be adequately compensated for by money damages. The Company and each Member therefore agree that in the event of any actual or threatened violation of this Section 5.6, Purchaser shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against the Company or any Member or such entity controlled by the Company or any Member to prevent any violations of this Section 5.6, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 5.6 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 5.6, any term, restriction, covenant or promise in this Section 5.6 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.
     5.7 Change in Company Name. The Company agrees promptly after the Closing Date to change its name to a name that does not include the words “Chicago Partners” or any variation thereof.
     5.8 Additional Transfer Restrictions. (a) In addition to the restrictions described in Sections 3.21 and 3.24, the Company shall not, directly or indirectly, offer, sell, contract to sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of Law), grant any option to purchase or otherwise sell or reduce its risk with respect to (collectively, a “Transfer”), (i) any particular Deferred Payment Shares prior to the date on which such Deferred Payment Shares are issued (including any hedging or “short sales”) and (ii) any of the Contingent Payment Shares during the period ending on the first anniversary of the date on which such Contingent Payment Shares are issued.
     (b) The restrictions on Transfers of Contingent Payment Shares pursuant to this Section 5.8 shall not apply to any of the following Transfers of Contingent Payment Shares:

(i)	from the Company to a member of the Company; provided that any Transfer of the Contingent Payment Shares to a member of the Company shall not be made unless such member has delivered to Purchaser a written agreement in form and substance satisfactory to Purchaser, agreeing to the restrictions on such Contingent Payment Shares provided hereby;

(ii)	from: (A) a member of the Company to the Company; or (B) from a member of the Company on death by will or intestacy to his or her immediate family or to a trust, the beneficiaries of which are exclusively such member of the Company and/or a member (or members) of his or her immediate family or from a member of the Company during his or her lifetime to a trust the beneficiaries of which are exclusively such member of the Company and/or a member (or members) of his or her immediate family; provided that in each such case that any such Transfer of Contingent Payment Shares shall not be made unless each transferee has delivered to Purchaser a written agreement in form and substance satisfactory to Purchaser, agreeing to the restrictions on such Contingent Payment Shares provided hereby.
     (c) The portion of the legend on the Shares relating to sale of the Shares without compliance with the registration provisions of the Securities Act shall be removed from a particular certificate representing such Shares when either (a) a certificate has been delivered to Purchaser from the holder of such certificate certifying that the holder of such certificate has held the Shares represented by such certificate for at least one year and that the Shares represented by such certificate may be sold in compliance with Rule 144 or (b) an opinion of counsel reasonably satisfactory to Purchaser has been delivered to Purchaser to the effect that any such security may be freely sold to the public without compliance with the registration provision of the Securities Act.
     (d) Whenever the restrictions imposed by this Section 5.8 terminate or lapse as to any particular Contingent Payment Shares, the holder thereof shall be entitled to receive from Purchaser, without expense, upon delivery to Purchaser of the existing certificate representing such Contingent Payment Shares, a new certificate not bearing the restrictive legend with respect to the restrictions described in this Section 5.8.
     (e) Whether or not applicable by its terms, Purchaser shall comply with the restrictions set forth in Regulation M promulgated by the Securities and Exchange Commission (“Regulation M”) with respect to the activities of an issuer in connection with the issuance and distribution of the Shares pursuant to this Agreement, treating each ten trading day period over which the number of Deferred Payment Shares or Contingent Payment Shares are determined (together with the applicable one or five business days prior to such ten trading day period) as a “restricted period” within the meaning of Regulation M.
     (f) Purchaser shall, upon the request of the Company, register the transfer of any Deferred Payment Shares by the Company to any member of the Company without the requirement that any additional certificates, opinions or instruments be delivered.

     5.9 Restrictions on Ownership. So long as the Company holds any Shares, the Company shall not (i) register any Transfer of any membership interests of the Company (other than as a result of a death or incapacity of a member of the Company), (ii) issue additional membership interests or (iii) permit any existing member to Transfer any membership interests of the Company, each without the written consent of Purchaser; provided, however, that nothing in this Agreement shall prohibit any member of the Company from transferring or assigning to the Company such member’s membership interest in the Company.
     5.10 Assignment or Enforcement of Certain Agreements. In furtherance of the sale of the Acquired Assets and the Practice to Purchaser hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Acquired Assets and the Practice so sold, the Company covenants and agrees that, with respect to each employee of the Company who does become an employee of Purchaser after the Closing, the Company shall (and the Members shall cause the Company to) either (a) assign to Purchaser all rights of the Company pursuant to all agreements, covenants or other obligations of such employee relating to noncompetition and nonsolicitation of employees or clients or (b) if such agreements, covenants or obligations cannot be assigned to Purchaser, then, upon Purchaser’s reasonable request and at Purchaser’s sole expense, enforce such agreements, covenants and obligations to the maximum extent permitted by applicable law.
     5.11 Acquisition Proposals. Neither the Company nor any Member will, and will not authorize or permit any officer, director or employee of the Company or any Affiliate of the Company or authorize any investment banker, attorney, accountant or other representative retained by the Company or any Affiliate of the Company to, directly or indirectly, solicit or encourage, or furnish information with respect to the Company or the Practice to or engage in any discussions with any Person in connection with, any proposal for the acquisition of all or a substantial portion of the Company or the Practice, other than as contemplated by this Agreement. The Company will promptly cease or cause to be terminated any existing activities or discussions with any Person with respect to any of the foregoing and will promptly request the return of any confidential information provided to any Person in connection with a prospective acquisition of the Company or the Practice, other than Purchaser.
     5.12 Current Public Information. Until such time as the Company and the members of the Company have disposed of the Shares, Purchaser will file in a timely manner all reports and other documents required to be filed by it under the Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder and will use its reasonable efforts to take such further action as the Company or a member of the Company may reasonably request, all to the extent required to enable the Company and the members of the Company to sell Shares pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act.
     5.13 Distribution of Purchase Price. The parties agree that the Purchase Price, including the amounts paid to the Company at Closing, the Deferred Payments and Contingent Payments, shall be distributed by the Company only to the members of the Company in accordance with their respective percentage ownership of the Company and no such distribution will be subject to forfeiture based on, or otherwise linked in any way to, any member’s employment with Purchaser or any termination thereof. The Company and each Member agree that, upon request by Purchaser from time to time after Closing, the Company and each Member shall confirm their compliance with the foregoing requirements and provide Purchaser with any documentation reasonably requested by Purchaser.
     5.14 Taxes.
     (a) The Company and the Members shall be liable for and pay, and shall indemnify Purchaser against, all Taxes (whether assessed or unassessed) applicable to the Practice, the Acquired Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. Purchaser shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Practice, the Acquired Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, that Purchaser shall not be liable for any Taxes for which the Company or any Member is liable under this Agreement. For purposes of this Section 5.14, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.
     (b) Notwithstanding Section 5.14(a), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Practice, the Acquired Assets or the Assumed Liabilities shall be paid by the Company. Purchaser agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.
     (c) The Company or Purchaser, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 5.14. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.
     (d) After the Closing Date, each of the Company and Purchaser shall (and cause their respective Affiliates to):
(i)	assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii)	cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Practice or the Acquired Assets;

(iii)	make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Practice or the Acquired Assets;

(iv)	provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Practice or the Acquired Assets for taxable periods for which the other may have a liability under this Section 5.14; and

(v)	furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.
     (e) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 5.14 shall be unconditional and absolute and shall remain in effect until the statute of limitations applicable to such Taxes expires in such instances where the filing of a return has begun the running of the limitation period, and without limitation as to time where the statute of limitations has never started.
     5.15 Collection of Company Receivables.
     (a) From and after the Closing Date, the Members, in their capacities as employees of Purchaser, shall use their commercially reasonable efforts to collect on behalf of Purchaser the Accounts Receivable and work in process reflected in the Closing Statement (the “Company Receivables”) generally in accordance with the billing and collection practices presently applied by Purchaser in the collection of its Accounts Receivable, except that with respect to any particular Company Receivable, no party shall be under any obligation to commence or not to commence litigation to effect collection and may make any adjustment, concession or settlement which in its good faith judgment is commercially reasonable. In connection with the collections of the Company Receivables, if a payment is received from an account debtor who has not designated the invoice being paid thereby, such payment shall be applied to the latest invoice outstanding with respect to indebtedness of such account debtor, except for those invoices which are subject to a dispute to the extent of such dispute.
     (b) Purchaser shall, on or before 30 days after the beginning of each quarter commencing with the second complete quarter following the Closing Date, deliver to the Company a written report of the following information with respect to the Company Receivables the aggregate amount of the Company Receivables and the aggregate amount of cash collections of the Company Receivables during the period from the Closing Date through the date of such report.
     (c) If, after giving effect to all adjustments, concessions and settlements made and collection fees incurred, the Members, in their capacities as employees of Purchaser, have not collected on behalf of Purchaser, within 120 days after the Closing Date, an amount equal to the excess of the Company Receivables over the allowance for doubtful accounts shown on the Closing Statement (such excess being referred to herein as the “Net Amount of Company Receivables”) (provided that if as a result of the failure to collect all or any portion of a Company Receivable, the amount of any payable related to such Company Receivable is reduced, then the Net Amount of Company Receivables shall be reduced by the amount such payable is so reduced), then the Company shall pay, and the Members shall cause the Company to pay, to Purchaser an amount equal to (i) the Net Amount of Company Receivables minus

(ii) the amount so collected in cash (after giving effect to the items set forth above) during such 120-day period in respect of the Company Receivables. If after such 120-day period Purchaser or the Members, in their capacities as employees of Purchaser, on behalf of Purchaser collect any Company Receivables not reflected in the Net Amount of Company Receivables, Purchaser shall promptly pay to the Company an amount equal to the amount so collected in cash.
     (d) If, after the Closing Date, the Company or the Members shall receive any remittance from any account debtors with respect to the Company Receivables, the Company or the Members shall endorse such remittance to the order of Purchaser and forward it to Purchaser promptly following receipt thereof, and any such amounts shall be deemed to have been collected by Purchaser for purposes of this Section 5.15.
     (e) If, with respect to any Company Receivable, Purchaser has assumed as part of the Assumed Liabilities, the obligation to pay to a principal, outside contractor or finder upon collection of such Company Receivable, then, upon collection of such Company Receivable, Purchaser shall pay the amount of such obligation which is so due, which shall not in any case exceed the amount included in Accounts Payable on the Closing Statement in respect of such obligation (after giving effect to any reductions described in the proviso in Section 5.15(c)).
     5.16 Purchase Accounting. Neither the Company nor any Member has taken or will take any action, either prior to or after the Closing, to (i) authorize or enter into any contract, agreement or arrangement to share, transfer or distribute or redistribute any portion of the Purchase Price to or with any member of the Company, other than in accordance with Section 5.13, (ii) authorize or effect any reorganization or recapitalization of the Company, or any exchange, redemption or issuance of membership interests of the Company, without in each case the prior written consent of Purchaser or (iii) pay any bonus or make any other payment to any employee of the Company that is contingent upon or affected by such employee’s employment with or termination of employment with Purchaser.
     5.17 Procurement of Missing Engagement Letters. The Company shall procure from those clients identified on Schedule 5.17 (the “Relevant Clients”) within thirty (30) days after the Closing Date, signed engagement letters evidencing the In-Process Engagements as in effect on the Closing Date with the Relevant Clients.
     5.18 Professional Liability Insurance. Within 15 days after the Closing Date, the Company shall obtain a “tail insurance” director and officer insurance policy in the amount of $3,000,000 (or a greater amount acceptable to Purchaser and the Company) that (a) provides coverage for three (3) years from the Closing Date for the Company’s operations prior to the Closing Date and (b) contains such other terms and conditions that are reasonably satisfactory to the Purchaser.
ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
     The obligations of Purchaser under Article II are subject to the satisfaction of, or waiver by Purchaser of, the following conditions precedent on or before the Closing Date:

     6.1 Warranties of the Company and the Members as of Both Present Date and Closing Date. The representations and warranties of the Company and the Members contained herein and in its Related Agreements shall have been accurate on and as of the date hereof and, in the case of representations and warranties contained in the Related Agreements, as of the date of such Related Agreements, respectively, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, shall also be accurate in all material respects on and as of the Closing Date (other than representations and warranties qualified by materiality, Material Adverse Effect or words of like import, which shall be accurate in all respects as written) with the same force and effect as though made by the Company on and as of the Closing Date.
     6.2 Compliance by the Company and the Members with its Agreements and Covenants. The Company and the Members shall have performed and complied in all material respects with all of their respective covenants and obligations contained in this Agreement and in its Related Agreements to be performed and complied with by it on or prior to the Closing Date.
     6.3 Certificate of Compliance by the Company and the Members. The Company and the Members shall have delivered to Purchaser a certificate dated as of the Closing Date, executed by the Company and each Member, certifying as to the satisfaction of the conditions set forth in Sections 6.1, 6.2 and 6.8.
     6.4 Consents and Approvals. Purchaser shall have received written evidence reasonably satisfactory to Purchaser that all consents and approvals set forth and marked with an asterisk in either Schedules 3.3 or 4.3 have been obtained.
     6.5 Hart-Scott-Rodino. The applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Antitrust Division or the FTC to prevent consummation of the transactions contemplated by this Agreement.
     6.6 Actions or Proceedings. No action or proceeding shall have been instituted that enjoins, restrains, prohibits or results in substantial damages to, or that would reasonably be expected to enjoin, restrain, prohibit or result in substantial damages to, Purchaser in respect of the consummation of the transactions contemplated hereby.
     6.7 Escrow Agreement. The Escrow Agent shall have delivered to Purchaser the Adjustment Escrow Agreement duly executed by the Escrow Agent.
     6.8 Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect.
     6.9 Employment Agreements. None of the Members shall have repudiated or rejected the Employment Agreement executed by such Member on the date hereof.
     6.10 Confidential Information Agreements. None of the Members shall have repudiated or rejected the Confidential Information Agreement executed by such Member on the date hereof.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
COMPANY AND THE MEMBERS
     The obligations of the Company and the Members under Article II are subject to the satisfaction of, or waiver by the Company of, the following conditions precedent on or before the Closing Date:
     7.1 Warranties of Purchaser as of Both Present Date and Closing Date. The representations and warranties of Purchaser contained herein and in its Related Agreements shall have been accurate on and as of the date hereof and, in the case of representations and warranties contained in the Related Agreements, as of the date of such Related Agreements, respectively, and shall also be accurate in all material respects on and as of the Closing Date (other than representations and warranties qualified by materiality, Purchaser Material Adverse Effect or words of like import, which shall be accurate in all respects as written) with the same force and effect as though made by Purchaser on and as of the Closing Date.
     7.2 Compliance by Purchaser with its Agreements and Covenants. Purchaser shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement and in its Related Agreements to be performed and complied with by it on or prior to the Closing Date.
     7.3 Certificate of Compliance by Purchaser. Purchaser shall have delivered to the Company and the Members a certificate of Purchaser dated as of the Closing Date, executed by Purchaser, certifying as to the satisfaction of the conditions set forth in Sections 7.1, 7.2 and 7.8.
     7.4 Consents and Approvals. The Company shall have received written evidence reasonably satisfactory to the Company that all consents and approvals set forth and marked with a pound sign in either Schedules 3.3 or 4.3 have been obtained.
     7.5 Hart-Scott-Rodino. The applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Antitrust Division or the FTC to prevent the consummation of the transactions contemplated by this Agreement.
     7.6 Actions or Proceedings. No action or proceeding shall have been instituted that enjoins, restrains, prohibits or results in substantial damages to, or that would reasonably be expected to enjoin, restrain, prohibit or result in substantial damages to, the Company or any member of the Company in respect of the consummation of the transactions contemplated hereby.
     7.7 Escrow Agreement. The Escrow Agent shall have delivered to the Company the Adjustment Escrow Agreement duly executed by the Escrow Agent.
     7.8 Purchaser Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been no Purchaser Material Adverse Effect.

ARTICLE VIII
CLOSING
     8.1 Closing. Subject to Articles VI and VII, the Closing shall take place at the offices of Mayer Brown LLP, at 71 South Wacker, Chicago, Illinois 60606, at 10:00 a.m. local time (a) on the later of: (i) May 1, 2008, (ii) three Business Days after the satisfaction or waiver of the conditions precedent set forth in Articles VI and VII, or (b) such other date as Purchaser and the Company may agree upon. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. on the Closing Date.
     8.2 Deliveries by the Company and the Members. At the Closing, the Company and the Members shall deliver to Purchaser:
     (a) the certificate of formation of the Company, certified by the Secretary of State of the State of Illinois as of a recent date, and the limited liability company agreement of the Company, certified by the Company’s secretary;
     (b) a certificate of good standing as of a recent date for the Company from the Secretary of State of the State of Illinois;
     (c) the Related Agreements of the Company and the Members, duly executed by the Company or the Members, as the case may be;
     (d) a certificate of the Company’s secretary certifying resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance by the Company of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Company);
     (e) the Adjustment Escrow Agreement duly executed by the Company, and which the Company shall also have delivered to the Escrow Agent;
     (f) the Bill of Sale and Assignment and Assumption Agreement, duly executed by the Company; and
     (g) such other documents and instruments as may be required of the Company or any Member by any other provision of this Agreement or any Related Agreement or as may reasonably be required of the Company or any Member by Purchaser to consummate the transactions contemplated by this Agreement and the Related Agreements.
     8.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Escrow Agent the Adjustment Escrow Fund pursuant to Section 2.2(b) and to the Company and the Members the following:
     (a) the amounts payable to the Company at the Closing pursuant to Section 2.2(a);

     (b) the certificate of incorporation of Purchaser, certified by the Secretary of State of the State of Delaware as of a recent date, and the by-laws of Purchaser, certified by its Secretary or Assistant Secretary;
     (c) a certificate of good standing as of a recent date for Purchaser from the Secretary of State of the State of Delaware;
     (d) the Purchaser’s Related Agreements, duly executed by the Purchaser;
     (e) a certificate of Purchaser’s Secretary or Assistant Secretary certifying resolutions of the Board of Directors of Purchaser approving and authorizing the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Purchaser);
     (f) the Adjustment Escrow Agreement, duly executed by Purchaser, and which Purchaser shall also deliver to the Escrow Agent;
     (g) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Purchaser; and
     (h) such other documents and instruments as may be required of Purchaser by any other provision of this Agreement or any Related Agreement or as may reasonably be required of Purchaser by the Company to consummate the transactions contemplated by this Agreement and the Related Agreements.
ARTICLE IX
TERMINATION
     9.1 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time prior to the Closing:
     (a) with the mutual written consent of the Company and Purchaser;
     (b) by the Company or Purchaser, if the Closing shall not have taken place on or before May 7, 2008; (subject to extension by Purchaser pursuant to Section 11.15) provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to (i) the Company if the failure of the Company or any Member to fulfill any of its obligations under this Agreement has caused or materially contributed to the failure of the Closing to occur on or before such date or (ii) Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement has caused or materially contributed to the failure of the Closing to occur on or before such date;
     (c) by Purchaser, if there shall have been a material breach of any covenant, obligation, representation or warranty of the Company or any Member hereunder, and such breach shall not have been remedied within 15 days after receipt by the Company of a notice in writing from Purchaser specifying the breach and requesting such breach be remedied;

     (d) by the Company, if there shall have been a material breach of any covenant, obligation, representation or warranty of Purchaser hereunder, and such breach shall not have been remedied within 15 days after receipt by Purchaser of notice in writing from the Company specifying the breach and requesting such breach be remedied; or
     (e) by either the Company or Purchaser in the event that any Governmental Authority shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable.
In the event of termination by the Company or Purchaser pursuant to this Section 9.1 (other than Section 9.1(a)), written notice thereof shall be given to the other party.
     9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 3.19, 4.9 (Brokers), 10.3 (Post-Termination Indemnification of Purchaser), 10.4 (Post-Termination Indemnification of the Company), 10.5 (Limitations on Liability) and Article XI (Miscellaneous), all of which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior intentional breach of this Agreement.
ARTICLE X
INDEMNIFICATION
     10.1 Survival. The representations and warranties of the parties hereto contained herein and in the Related Agreements shall survive the Closing for a period of eighteen (18) months after the Closing (the “Indemnification Period”); except for (a) the representations and warranties set forth in Sections 3.1, 3.2, 3.3 (other than subsection (b) (ii) thereof), 3.6(a), 3.16(a), 3.19 and 3.23 (the “Excluded Representations”), as to all of which no time limitation shall apply and (b) any indemnification or right thereto arising out of any breach or alleged breach of which the Indemnified Person has notified the Indemnifying Person in writing on or prior to the date such representation or warranty would otherwise terminate in accordance with this Section 10.1, which shall not terminate until after the liability of the Indemnifying Persons shall have been determined and the Indemnifying Persons shall have paid the Indemnified Persons the full amount of such liability, if any. No claim shall be made for the first time for any breach of any representation or warranty after the Indemnification Period.
     10.2 Post-Closing Indemnification of Purchaser. Subject to, and to the extent and only to the extent provided in Section 10.5, from and after the Closing the Company and each Member jointly and severally agree to indemnify and hold harmless Purchaser from and against any and all Losses incurred or suffered by Purchaser arising out of any of the following:
     (a) any breach of or any inaccuracy in any representation or warranty made by the Company or any Member in this Agreement or any Related Agreement or any certificate delivered by or on behalf of the Company or any Member pursuant hereto; provided, that, except for claims based on Excluded Representations, a notice of Purchaser’s claim is given to the

Company not later than the close of business on the last Business Day of the Indemnification Period;
     (b) any breach by the Company or any Member of, or failure by the Company or any Member to perform, any of its covenants or obligations set out in this Agreement or any Related Agreement; or
     (c) any failure of the Company to perform any Excluded Liability.
Notwithstanding anything to the contrary contained in this Section 10.2 or elsewhere in this Agreement, (A) with respect to any breach or inaccuracy of Sections 3.23, 3.24 or 5.9, each Member shall be liable only for such Member’s own breach or inaccuracy of such Sections and, with respect to any breach of a Member’s Related Agreements, each Member shall be liable only for such Member’s own breach of its Related Agreements, and (B) with respect to any breach of Section 5.6, each Member shall be liable only for a breach of Section 5.6 by the Company, such Member or an entity controlled by such Member.
For purposes of this Section 10.2, if any representation or warranty of the Company or a Member contained or referred to in this Agreement (other than the representations and warranties set forth in Sections 3.4 and 3.5(b)), a Related Agreement or any certificate delivered by or on behalf of the Company or a Member pursuant hereto is qualified in any respect by materiality, Material Adverse Effect, in all material respects or words of like import, such materiality, Material Adverse Effect, in all material respects qualifiers or other qualifiers of like import shall be ignored in determining whether such representation is inaccurate or warranty has been breached and in determining the amount of any Loss.
     10.3 Post-Termination Indemnification of Purchaser. Subject to, and to the extent and only to the extent provided in, Section 10.5, from and after any termination of this Agreement the Company and each Member jointly and severally agree to indemnify and hold harmless Purchaser from and against any and all Losses incurred or suffered by Purchaser arising out of any of the following:
     (a) any breach of or any inaccuracy in any representation or warranty made by the Company or any Member in this Agreement; provided, that a notice of Purchaser’s claim is given to the Company not later than the close of business on the eighteen (18) month anniversary of the date of such termination; or
     (b) any breach by the Company or any Member of, or failure by the Company or any Member to perform, any of its covenants or obligations set out in this Agreement; provided, that a notice of Purchaser’s claim is given to the Company not later than the close of business on the eighteen (18) month anniversary of the date of such termination.
For purposes of this Section 10.3, if any representation or warranty of the Company or a Member contained or referred to in this Agreement (other than the representations and warranties set forth in Sections 3.4 and 3.5(b)), a Related Agreement or any certificate delivered by or on behalf of the Company or a Member pursuant hereto is qualified in any respect by materiality, Material Adverse Effect, in all material respects or words of like import, such materiality, Material Adverse Effect, in all material respects qualifiers or other qualifiers of like import shall be ignored in determining whether such representation is inaccurate or warranty has been breached and in determining the amount of any Loss.
     10.4 Indemnification of the Company. Subject to, and to the extent and only to the extent provided in Section 10.5, Purchaser agrees to indemnify and hold harmless the Company and each Member from and against any and all Losses incurred or suffered by the Company or any Member arising out of any of the following:
     (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any Related Agreement or any certificate delivered by or on behalf of Purchaser pursuant hereto; provided, that a notice of such claim by the Company or any Member is given to Purchaser not later than the close of business on the last Business Day of the Indemnification Period or, if the Closing does not occur and this Agreement is terminated, on the eighteen (18) month anniversary of the date of termination of this Agreement, whichever is applicable;
     (b) any breach by Purchaser of, or failure by Purchaser to perform, any covenant or obligation of Purchaser set out in this Agreement or any Related Agreement provided, that if the Closing does not occur and this Agreement is terminated, a notice of such claim by the Company or any Member is given to Purchaser not later than the close of business on the eighteen (18) month anniversary of the date of termination of this Agreement; or
     (c) if the Closing occurs, the failure of Purchaser to perform the Assumed Liabilities.
     10.5 Limitations on Liability. Notwithstanding any other provision of this Agreement:
     (a) the Company and the Members shall be required to indemnify and hold harmless under Sections 10.2(a) or 10.3(a) with respect to Losses incurred by Purchaser (other than Losses incurred as a result of inaccuracies of the Excluded Representations, as to which this subsection (a) shall have no effect) only if the aggregate amount of such Losses exceeds the amount set forth on Schedule 10.5(a) (such amount being the “Basket Amount”); provided that if the aggregate amount of such Losses incurred by Purchaser exceeds the Basket Amount, then this subsection (a) shall not apply and Purchaser shall be entitled to indemnification for all Losses irrespective of this subsection (a);
     (b) the aggregate amount that the Company and the Members shall be required to indemnify and hold harmless under Sections 10.2(a) or 10.3(a) with respect to Losses incurred by Purchaser (other than Losses incurred as a result of inaccuracies of the Excluded Representations, as to which this subsection (b) shall have no effect) shall not exceed an amount (the “Cap Amount”) equal to $14,600,000 plus twenty percent (20%) of the aggregate amount of all Contingent Payments actually made by Purchaser to the Company or any Member (or that would have been made by Purchaser if not for the reduction of Contingent Payments as described in this subsection (b) below) (provided that if Purchaser breaches its obligations to pay any Deferred Payment Shares when due under this Agreement (after resolution of any dispute relating thereto pursuant to Section 11.21), then the Cap Amount shall be reduced by the amount of such Deferred Payment Shares so due and not paid), and the aggregate amount that any Member shall be required to indemnify and hold harmless under Sections 10.2(a) or 10.3(a) with respect to Losses incurred by Purchaser (other than Losses incurred as a result of inaccuracies of the Excluded Representations, as to which this subsection (b) shall have no effect) shall not exceed an amount equal to the product of (A) the percentage designated to such Member (as shown on Schedule 10.5(b) (the “Indemnification Percentage”)) and (B) the Cap Amount; and any such Losses incurred by Purchaser and subject to indemnity under this Agreement (each, an “Indemnified Amount”) shall be satisfied solely (x) by delivery to Purchaser of any Deferred Payment Shares or Contingent Payment Shares then held by the Company or Members or their Affiliates, (y) if the Company, any Member or their Affiliates have disposed of any Deferred Payment Shares or Contingent Payment Shares, by delivery to Purchaser of an amount equal to the proceeds of such disposition and (z) if all Deferred Payment Shares and Contingent Payment Shares described in clause (x) and all such proceeds described in clause (y) have been so delivered to Purchaser, by reducing the number of any Deferred Payment Shares or Contingent Payment Shares to be delivered thereafter pursuant to this Agreement (the number of Deferred Payment Shares or Contingent Payment Shares to be delivered to Purchaser pursuant to clause (x) above or the number or Deferred Payment Shares or Contingent Payment Shares to be reduced pursuant to clause (z) above shall be equal to the Indemnified Amount divided by the average closing price per share for shares of Purchaser’s common stock on the New York Stock Exchange for the ten trading day period ending on the fifth trading day prior to the date of such delivery or reduction, as the case may be), it being understood that the total amount delivered or reduced pursuant to clauses (x), (y) and (z) shall not exceed the Cap Amount;
     (c) the aggregate amount that any Member shall be required to indemnify and hold harmless under (i) Section 10.2(b) arising out of breaches or failures to perform Sections 5.3 (first sentence only), 5.4, 5.5(a), 5.7, 5.10, 5.15, 5.17 and 5.18 and (ii) Section 10.2(c) shall not exceed an amount equal to the product of (A) the Indemnification Percentage for such Member and (B) the sum of (I) $50,000,000, (II) the excess of $23,000,000 over the aggregate amount, if any, of Deferred Payments which have been applied to satisfy Indemnified Amounts pursuant to clauses (x), (y) or (z) of Section 10.5(b) and (III) the aggregate amount of all Contingent Payments actually made by Purchaser to the Company or any Member;
     (d) the aggregate amount that Purchaser shall be required to indemnify and hold harmless under Section 10.4(a) shall not exceed an amount equal to the Cap Amount;
     (e) In no event shall any party be indemnified against, held harmless for, paid for or entitled to make a claim for or recover, any special, punitive, exemplary or speculative damages;
     (f) The sole and exclusive liability and responsibility of each party to this Agreement under or in connection with this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby (including for any breach of or inaccuracy in any representation or warranty or for any breach of or failure to perform any covenant or obligation or for any other reason), and the sole and exclusive remedy of each party to this Agreement with respect to any of the foregoing, shall be as set forth in this Article X, other than with respect to rights to equitable relief. Notwithstanding the preceding sentence, nothing in this Section 10.5(h) or elsewhere in this Agreement shall limit any party’s liability for fraud;
     (g) Purchaser shall not be indemnified against, held harmless for, paid for or entitled to make a claim for or recover any Losses under Sections 10.2 or 10.3 or otherwise with respect to any Taxes that arise as a result of any change in Tax rates made after the Closing Date that would have retroactive effect to income, profits or gains earned on or before the Closing Date.
     10.6 Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall specify in reasonable detail the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and (if then known and, if not then known, a reasonable estimate thereof) the amount or method of computation of the amount that the Indemnified Person seeks hereunder from the Indemnifying Person; provided, that the failure of the Indemnified Person to give such notice shall not constitute a waiver of such Indemnified Person’s rights and remedies under this Article X except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.
     10.7 Notice of Third Party Claims; Assumption of Defense.
     (a) The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto (a “Third Party Claim”) in respect of which indemnity may be sought under this Agreement, which notice shall specify in reasonable detail the nature and (if then known and, if not then known, a reasonable estimate of) amount of such Third Party Claim; provided, that the failure of the Indemnified Person to give such notice shall not constitute a waiver of such Indemnifying Person’s rights and remedies under this Article X except to the extent (if any) that the Indemnified Person shall have been prejudiced thereby. If any Third Party Claim against any Indemnified Person is (i) solely for money damages and (ii) where the Company or any Member is the Indemnifying Person, will have no material adverse continuing effect on the Practice or the Acquired Assets, then the Indemnifying Person may, at its own expense, (a) participate in the defense of any such Third Party Claim and (b) if the Indemnifying Person delivers to the Indemnified Person the acknowledgment and agreement in writing of the Indemnifying Person that, if the Third Party Claim is adversely determined, such Indemnifying Person has an obligation to provide indemnification to the Indemnified Person in respect thereof, then, upon notice to the Indemnified Person the Indemnifying Person may assume the defense thereof with counsel of its own choice (reasonably satisfactory to the Indemnified Person) and in the event of such assumption, shall have the right, subject to Section 10.8, to settle or compromise such Third Party Claim. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.
     (b) Subject to the second sentence of Section 10.7(a), the Indemnified Person shall have the right to assume the defense of a Third Party Claim with counsel of its own choice (reasonably satisfactory to the Indemnifying Person) and, in the event of such assumption, shall have the right, subject to Section 10.8, to settle or compromise such Third Party Claim. If the Indemnified Person assumes such defense, the Indemnifying Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from counsel employed by the Indemnified Person. Whether or not the Indemnified Person chooses to defend or prosecute any such Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.
     10.8 Settlement or Compromise. Subject to this Section 10.8, any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any Third Party Claim shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) any compromise or settlement by the Indemnifying Person of a Third Party Claim constitutes a complete and unconditional release of the Indemnified Person and no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (ii) the Indemnified Person will not compromise or settle any Third Party Claim without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld, except that no such consent shall be required if, following a written request from the Indemnified Person, the Indemnifying Person shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such Third Party Claim shall be adversely determined, the Indemnifying Person has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Person shall have the right to compromise or settle any such Third Party Claim without such consent so long as the Indemnifying Person is not actually prejudiced by compromise or settlement.
     10.9 Net Losses and Subrogation. Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds actually received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, (ii) any Tax benefit realized or to be realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses or by the Indemnified Person (or any of its Affiliates) from any indemnification payment with respect to such Losses and (iii) any recoveries actually obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall, upon the request of and at the sole cost and expense of the Indemnifying Person, exercise commercially reasonable efforts to obtain such insurance proceeds, tax benefits and recoveries from third parties. If any such proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after the Indemnified Person has been paid with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such proceeds, benefits or recoveries (up to the amount of the Losses for which the Indemnified Person had previously been paid).
     10.10 Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Section 10.2 or Section 10.4 shall be treated by the parties hereto as an adjustment to the Purchase Price.

ARTICLE XI
MISCELLANEOUS
     11.1 Expenses. Each party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby, provided, that (a) the Company shall pay all sales, use, stamp, transfer, service, recording and like taxes or fees, if any, imposed by any Governmental Authority in connection with the transfer and assignment of the Acquired Assets, (b) Purchaser shall pay the filing fee relating to filings by the Company or Purchaser with respect to the HSR Act and (c) the Company and Purchaser shall each pay one-half of the premiums for the “tail insurance” policy described in Section 5.18.
     11.2 Amendment. This Agreement may be amended only in writing signed by Purchaser and the Company; provided, that the foregoing shall not affect the ability of the Company or Purchaser to supplement schedules pursuant to Section 11.15.
     11.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:
(i)	If to Purchaser, addressed as follows:
Navigant Consulting, Inc.
30 South Wacker Drive
Chicago, Illinois 60606
Attention: General Counsel
Facsimile: (312) 573-5676
with a copy to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Steven Sutherland
Facsimile: (312) 853-7036
(ii)	If to the Company or any Member, addressed as follows:
140 S. Dearborn Street
Suite 1500
Chicago IL 60603
Attention: John Garvey
Facsimile: (312) 251-5201
with a copy to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Frederick B. Thomas, Esq.
                    Paul M. Crimmins, Esq.
Facsimile: (312) 701-7711
or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.
     11.4 Payments; Interest.
     (a) Except as otherwise provided herein or in a Related Agreement, all payments pursuant hereto shall be made by wire transfer in Dollars in same day or immediately available funds, without any set off or deduction other than as permitted by Section 11.4(c), to such account or accounts as the receiving party shall have designated in writing to the paying party or, if no such account has been designated, by money order or cashier’s check.
     (b) Except as otherwise provided herein or in a Related Agreement, all interest payable under this Agreement or under a Related Agreement shall accrue at the Reference Rate.
     (c) Notwithstanding anything to the contrary in this Agreement, but subject to the limitations and exclusions set forth in Sections 10.1 and 10.5, each party hereto shall have the right to offset against any payment obligation it may have to any other party hereto (including without limitation any obligation to pay any Deferred Payments or Contingent Payments, but excluding any payments to any Member as a result of such Member’s status as an employee of Purchaser), any unpaid claims by such party pursuant to Article X; provided, however, that any offset right exercised by Purchaser pursuant to Section 10.5(b) shall be exercised as provided in clauses (x), (y) and (z) of Section 10.5(b) (it being understood that with respect to any matter for which a Member is not jointly and severally liable with one or more other persons or entities, the right of Purchaser to offset shall be limited to amounts owed by Purchaser to such Member).
     11.5 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.
     11.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns; provided, that no assignment of any rights or obligations hereunder, by operation of Law or otherwise, shall be made by the Company or any Member without the written consent of Purchaser, or by Purchaser without the written consent of the Company; provided that the rights of Purchaser hereunder may be assigned without the prior written consent of the Company to any Affiliate of Purchaser, so long as such Affiliate shall assume in writing all of Purchaser’s obligations hereunder and Purchaser shall not be released from any of its obligations hereunder by reason of such assignment.
     11.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto, and, except as provided in Section 10.4 (and the Sections in Article X associated with the exercise of rights under Section 10.4) no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.
     11.8 Publicity. Prior to the Closing Date, no public announcement or other publicity regarding the existence of this Agreement or its contents or the transactions contemplated hereby shall be made by Purchaser or the Company or any Member or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of Purchaser and the Company, in any case, as to form, content, timing and manner of distribution or publication; provided that (i) on the date hereof Purchaser may issue publicly a press release disclosing the transaction contemplated hereby and (ii) the Company and the Members acknowledge and agree that Purchaser will file with the Securities and Exchange Commission a Current Report on Form 8-K with respect to the transactions contemplated by this Agreement and that Purchaser may discuss such transactions publicly. On and after the Closing Date, the Company, the Members and Purchaser agree to hold confidential the terms and provisions of this Agreement and the terms of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 11.8 shall prevent any party or other Person from (a) making any public announcement or disclosure to the extent required by Law or the rules of any stock exchange, (b) discussing this Agreement or its contents or the transactions contemplated hereby with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of, or those Persons that have been engaged by any party to provide advice with respect to, such particular transaction or transactions, or (c) enforcing its rights hereunder.
     11.9 Further Assurances. Upon the reasonable request of Purchaser, the Company and each Member shall on and after the Closing Date execute and deliver to Purchaser such assignments and other instruments as may be reasonably requested by Purchaser and are required to effectuate completely the transfer and assignment to Purchaser of the Acquired Assets. Upon the reasonable request of the Company, Purchaser shall on and after the Closing Date execute and deliver to the Company such assignments and other instruments as may be reasonably requested by the Company and are required to effectuate completely the transfer and assignment to Purchaser of the Acquired Assets and the Assumed Liabilities.
     11.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
     11.11 Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof, except for the confidentiality agreement dated November 16, 2007 between Purchaser and the Company.

     11.12 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.
     11.13 Exclusive Jurisdiction of Disputes; Waiver of Jury Trial. Each party to this Agreement hereby (a) agrees that any litigation, proceeding or other legal action brought in connection with or relating to this Agreement, any Related Agreement or any matters contemplated hereby or thereby shall be brought exclusively in a court of competent jurisdiction located within Chicago, Illinois, whether a state or federal court, and shall not be brought in any court or forum outside Chicago, Illinois; (b) hereby consents and submits to personal jurisdiction in connection with any such litigation, proceeding or action in any such court described in clause (a) of this Section 11.13 and to service of process upon it in accordance with the rules and statutes governing service of process; (c) hereby waives to the full extent permitted by law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) hereby designates, appoints and directs CT Corporation System as its authorized agent to receive on its behalf service of any and all process and documents in such litigation, proceeding or action in the State of Illinois; (e) shall notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly designate another agent in the State of Illinois to serve in place of such agent and deliver to the other parties written evidence of such substitute agent’s acceptance of such designation; (f) agrees as an alternative method of service to service of process in such litigation, proceeding or action by mailing of copies thereof to such party at its address set forth in Section 11.3; (g) agrees that any service made as provided herein shall be effective and binding service in every respect; and (h) agrees that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.
     11.14 Fair Construction; Representation of Counsel. Each party to this Agreement hereby agrees that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against the Company, any Member or Purchaser. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement and the Related Agreements.
     11.15 Schedules. Any information disclosed pursuant to any Schedule hereto shall be deemed to be disclosed to Purchaser for all purposes of this Agreement to the extent the relationship of such matter to such other Schedule is reasonably apparent on its face. The Schedules hereto are qualified in their entirety by reference to specific provisions of this Agreement and are not intended to constitute, and shall not be construed as constituting, any representations or warranties of the Company, except as and to the extent provided in this Agreement. Neither the specification of any Dollar amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement. No disclosure in the Schedules hereto relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that such breach or violation exists or has actually occurred. The Company may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule hereto solely to reflect matters occurring after the date of this Agreement; provided that if any such notice is delivered within 10 Business Days prior to the date scheduled for the Closing, then Purchaser may, at its option, extend the date of the Closing and the date set forth in Section 9.1(b) to a date not later than 10 Business Days after such notice is delivered and the Company provides to Purchaser all information possessed by the Company regarding the matters identified in such supplement or amendment, the disclosure of which to Purchaser would not cause the Company to breach contractual confidentiality restrictions. If, however, the Closing occurs, any such supplement or amendment will be effective to cure and correct for all other purposes any breach of any representation or warranty that would have existed if the Company had not made such supplement or amendment, and all references to any Schedule hereto that is supplemented or amended as provided in this Section 11.15 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.
     11.16 Disclaimer of Warranties. No party hereto makes any representations or warranties with respect to any projections, forecasts or forward-looking statements provided to any other party hereto. There is no assurance that any projected or forecasted results will be achieved. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR ANY RELATED AGREEMENT, EACH PARTY HERETO DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED. NO PARTY HERETO MAKES ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES WHATSOEVER. Each Party hereto acknowledges and agrees that, except as provided herein, none of the other parties hereto, nor any member, stockholder, officer or director of any such other party, nor any of their respective representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, schedules or any other information heretofore made available by such party or their respective representatives (including, in the case of the Company, the Information Memorandum and any other materials provided by Robert W. Baird & Co. Incorporated), any of its Affiliates or their respective representatives, or any information that is not included in this Agreement or the Exhibits and Schedules hereto, and, except as provided herein, no party hereto, any member, stockholder, officer or director of any party hereto, any of their respective representatives nor any other Person will have or be subject to any liability to any party hereto, any of its Affiliates or their respective representatives resulting from the distribution of any such information to, or the use of any such information.
     11.17 Bulk Transfer Laws. Purchaser acknowledges that the Company will not comply with the provisions of any bulk transfer or bulk sale laws of any jurisdiction in connection with the transactions contemplated by this Agreement and the Related Agreements.
     11.18 Counterparts and Facsimile/Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered via a fax machine or electronic mail shall be binding to the same extent as an original signature page. Without limiting the effect of the foregoing, any party who delivers such a signature page shall deliver an original counterpart to any party which requests it.
     11.19 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Purchaser, to its counsel, accountants, financial advisors or lenders, and in the case of the Company, to its counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Acquired Assets; provided, however, that after the Closing Purchaser may use or disclose any confidential information included in the Acquired Assets or otherwise reasonably related to the Practice or the Acquired Assets. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.
     11.20 Seller Representative. The Company and each of the Members hereby constitutes and appoints John Garvey as the representative, agent and attorney for and on behalf of the Company and each Member (the “Seller Representative”) to (a) make any and all determinations and agreements and take or refrain from taking any other actions for and on his, her or its behalf pursuant to this Agreement or any Related Agreement including any determinations, agreements or actions pursuant to Articles II, V, VII and X, (b) give and receive notices and communications, organize or assume defense of Third Party Claims, agree to, negotiate, or enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to Third Party Claims including pursuant to Article X and Sections 11.21 of this Agreement and (c) take or refrain from taking any other actions specified in this Agreement or any Related Agreement to be taken by any of the Company, any Member or the Seller Representative. Any decision, act, consent, agreement or instruction of the Seller Representative shall constitute a decision, act, consent, agreement or instruction of the Company and each Member and shall be final, binding and conclusive and Purchaser may rely upon the same. This power of attorney is coupled with an interest and shall be irrevocable. If John Garvey or any successor to him as Seller Representative dies or is unwilling or unable to serve as Seller Representative, then within five (5) days thereafter the Members shall appoint by a majority vote a successor to act as the Seller Representative and notify Purchaser in writing of such appointment.
     11.21 Dispute Resolution.
     (a) Notwithstanding the provisions of Section 11.13, any dispute, controversy or claim between the Purchaser and the Company or a Member, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a “Dispute”) arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement (excluding any dispute, controversy or claim under Section 5.6, any Employment Agreement or any Confidential Information Agreement) shall be resolved in accordance with the procedures described in this Section 11.21(a) and, if necessary, Section 11.21(b). The parties hereto agree to establish an internal hierarchy to facilitate resolution of these issues as set forth below:
(i)	Upon written request of either Purchaser, on the one hand, or the Company or any Member, on the other hand, each will, within five (5) business days, appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

(ii)	The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute in an effort to resolve the Dispute without the necessity of any formal proceeding. During those discussions, all reasonable requests by a party to another party for non-privileged information reasonably related to the Dispute shall be honored in order that each party may be fully advised of the other party’s position; provided, however, that the disclosing party may require the execution of a non-disclosure agreement containing commercially reasonable terms as a condition to any such disclosure.

(iii)	Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:
A.	one or both the designated representatives conclude that amicable resolution through continued negotiation of the Dispute does not appear likely; or

B.	the expiration of the fifteen (15) day period immediately following the initial request to negotiate the Dispute;
provided, however, that this Section 11.21(a) will not be construed to prevent a party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period,

to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to Section 11.21(b) or Section 11.21(c).
     (b) If resolution of the Dispute still cannot be achieved as contemplated by Section 11.21(a), the Dispute shall be decided by binding arbitration conducted in Chicago, Illinois in accordance with the then current Comprehensive Arbitration Rules and Procedures of JAMS as modified by the following provisions of this Agreement:
(i)	If the amount in dispute exceeds $1,000,000, three neutral arbitrators shall be selected by the parties from the JAMS panel list in accordance with the appointment rules of the JAMS. If the amount in dispute is less than $1,000,000, selection of one neutral arbitrator by the parties shall be from the JAMS panel list in accordance with appointment rules of the JAMS.

(ii)	The arbitration process shall be conducted on an expedited basis by the JAMS office located in Chicago, Illinois. Proceedings in arbitration shall begin no later than forty-five (45) days after the filing of the Dispute with JAMS and shall be scheduled to conclude no later than two-hundred seventy (270) days after the filing of the Dispute. All hearings, unless otherwise agreed to by the parties, shall be held in Chicago, Illinois.

(iii)	The arbitrator(s) may in his, her or their discretion order a pre-hearing exchange of information, including production of documents, exchange of summaries of testimony or exchange of statements of position or depositions.

(iv)	The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of Section 11.19 of this Agreement.

(v)	The award of the arbitrator(s) shall be made in a written opinion containing a concise analysis of the basis upon which the award was made.

(vi)	A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(vii)	The parties agree to equally split the administrative fee and the compensation of the arbitrator(s).

(viii)	The parties shall each bear all their own costs and expenses, irrespective of which party is the prevailing party in the arbitration.

(ix)	Notwithstanding the agreements contained in Sections 11.21(a) and 11.21(b), either party may apply to a court having jurisdiction to (A)

enforce this agreement to arbitrate, (B) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved, (C) avoid the expiration of any applicable limitations period, (D) preserve a superior position with respect to other creditors, or (E) challenge or vacate any final judgment, award or decision of the arbitrator(s) that does not comport with the express provisions of subparagraph (x) below.
(x)	The arbitrator(s) are only authorized to, and only have the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law. The arbitrator(s) are not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder. In the event that the arbitrator(s) exceed their authority under this Agreement and violate this provision, either party may petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator(s) exceeded their authority.

(xi)	The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14, except as modified hereby, shall govern the interpretation and enforcement of this Section 11.21.
          Notwithstanding the foregoing, each of the parties hereto agrees to continue performing their respective obligations under this Agreement and its Related Agreements while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.
     (c) Nothing in Sections 11.21(a) or 11.21(b) shall be construed to prevent any party from seeking from a court of competent jurisdiction a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to such Sections 11.21(a) or 11.21(b).
* * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

CHICAGO PARTNERS, L.L.C.
By:
Name:
Title:

NAVIGANT CONSULTING, INC.
By:
Name:
Title:

MEMBERS:

Gene Deetz

John Garvey

Kevin Murphy

Bob Topel

Nick Weir

Mark Zmijewski

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